                                                                     EXHIBIT 2.6

                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Agreement") is made as of October 18, 2000 by and between PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company ("TPR"), and T.S.T.S., INC., a Texas corporation ("Seller"), ROBERT O. CASE, and KEVIN D. CAMPBELL.

                                    Recitals

         A. Seller is a party to one or more franchise agreements with TPR's affiliate, Princeton Review Management, L.L.C. ("Management"), for the operation of a THE PRINCETON REVIEW(R) test preparation business, as set forth in Schedule 1 to this Agreement. Collectively, the franchise agreements (as amended by that certain Addendum dated May 31, 1995) listed in Schedule 1 are referred to in this Agreement as the "Franchise Agreements" and the businesses operated under them are referred to as the "Franchised Businesses."

         B. Seller and TPR desire to provide TPR the option to acquire the Franchised Businesses on the terms and conditions set forth in this Agreement. Management has consented to the grant of the option and has waived the exercise of its right of first refusal under the Franchise Agreements with respect to the transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of their mutual undertakings hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Grant of Option. On and subject to the terms of this Agreement, Seller irrevocably grants to TPR the option (the "Purchase Option") to enter into an Asset Purchase Agreement in the form of Exhibit A to this Agreement (the "Purchase Agreement"), under which TPR or its designee shall acquire the Assets (as defined in the Purchase Agreement) for the aggregate purchase price determined under Section 4 below (the "Purchase Price").

         2. Exercise of Option.


         2.1 TPR may exercise the Purchase Option by giving written notice (the "Exercise Notice") to Seller at any time during the period commencing on the date of this Agreement and ending at 11:59 p.m. on July 15, 2001 (the "Option Term"). Concurrently with delivery of the Exercise Notice, TPR will calculate, using the financial information furnished by Seller under Section 3 below, five
(5) times Seller's Adjusted EBITDA, as defined in Section 2.2 below (the "Purchase Price Calculation").


         2.2 "Adjusted EBITDA" means Seller's actual EBITDA, as defined in
Section 2.4 below, for the last four full calendar quarters before delivery of the Exercise Notice (the "Calculation Period"), with the following adjustments:

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                  (a) TPR will add back the aggregate amount of all (i) salary and bonuses of Robert Case and Kevin Campbell, (ii) retirement benefits for the benefit of Robert Case and Kevin Campbell and (iii) all perquisites and any other amounts provided for the personal benefit of Rob Case and Kevin Campbell, to the extent that the amounts referenced in clauses (i), (ii) and (iii) were deducted by Seller in calculating its EBITDA for the Calculation Period. Seller has advised TPR that a portion of the items which have been historically paid or provided by Seller for the personal benefit of Kevin Campbell or Rob Case do not have documentary evidence supporting the personal nature of such items, and TPR agrees to work reasonably with Seller in attempting to find acceptable alternative methods of confirming the personal nature of such items;

                  (b) TPR will add $50,000 over and above the adjustment in clause (a) to cover physical overhead requirements of Case and Campbell;


                  (c) If the EBITDA for Seller's Oklahoma division is less than $0.00 for the Calculation Period after adding back the Network allocations of Seller charged to the Oklahoma division for that period, then TPR will add the amount by which the Oklahoma EBITDA was less than $0.00 back to the overall EBITDA calculation.;


                  (d) TPR will add the legal fees incurred directly in connection with, and amounts paid in settling, the lawsuit filed by Charles P. Young against Seller to the extent such amounts were deducted by Seller in calculating its EBITDA for the Calculation Period (provided that no more than $26,000 will be added back to EBITDA pursuant to this clause (d)); and


                  (e) Adjustments for bonuses to Seller's employees will be made as follows:


                           (i) if Seller's income from operations for the
Calculation Period reflects an aggregate bonus expense for Fred Bentsen, Ari Burgess, Heather Jennings, and Mary Ruffeno (together, the "Management Employees") of less than twenty percent (20%) of the aggregate base salaries, excluding bonuses, of the Management Employees in the Calculation Period, the bonus expense for the Management Employees reflected in Seller's income from operations shall be increased to an amount equal to 20% of the aggregate base salaries, excluding bonuses, of the Management Employees for the Calculation Period.


                           (ii) with respect to any period of service included
in the Calculation Period for which Seller's income from operations does not reflect an expense for a bonus for non-Management Employee payroll for such period, a deemed bonus equal to 8% of Seller's aggregate payroll expense for the non-Management Employees for such period shall be subtracted from EBITDA. However, the ratable portion of any non-Management Employee bonuses reflected in Seller's income from operations in the Calculation Period which is attributable to services performed by the non-Management Employees before the Calculation Period shall be added back to EBITDA for the Calculation Period.



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                  (f) TPR will add the amount of third party professional fees paid by Seller in connection with the negotiation, preparation, execution and performance under this Agreement which would not have otherwise been incurred to the extent such amounts were deducted by Seller in calculating its EBITDA for the Calculation Period.

         2.3 Attached to this Agreement as Schedule 2 are calculations of Seller's Adjusted EBITDA for 1998 and 1999. The parties acknowledge that the purpose of Schedule 2 is to serve as a model for the calculation of Adjusted EBITDA under Section 2.2 above, and they agree that substantially the same form of presentation shown in Schedule 2 will be used for such calculation.

         2.4 As used herein, the term "EBITDA" shall mean, for any period of time, the income from operations of Seller (as determined according to generally accepted accounting principles, consistently applied) for such period of time,
(i) increased by the amount of all interest expenses deducted during such period of time in determining Seller's income from operations, (ii) increased by the amount of any deductions for taxes based on corporate income included in determining Seller's income from operations for such period of time, (iii) reduced by the amount of any credits or benefits from overpaid taxes based on corporate income included in determining Seller's income from operations for such period of time, and (iv) increased by the amount of all depreciation and amortization charges deducted in calculating Seller's income from operations for such period of time. To avoid any ambiguity or uncertainty, the parties stipulate and agree that the Texas Franchise Tax shall be deemed to be a tax based on corporate income.


3. Financial Statements.


         3.1 Within thirty (30) days after the execution of this Agreement, Seller shall deliver to TPR, at Seller's expense: (i) reviewed balance sheets as of December 31, 1998 and December 31, 1999; (ii) reviewed income statements for the fiscal years ending December 31, 1998 and December 31, 1999; and (iii) copies of Seller's tax returns for 1998 and 1999. The reviews of Seller's financial statements shall be conducted by PriceWaterhouse Coopers or another independent certified public accounting firm reasonably acceptable to TPR. Seller shall use its reasonable best efforts to furnish to TPR a letter from the accounting firm representing to TPR that the accounting firm has in effect customary professional liability insurance in the event of any claim based on the firm's services in connection with Seller's financial statements. TPR's commitment under Section 20 below to advance funds against certain expenses of Seller shall not apply to this Section 3.1.


         3.2 To enable TPR to make the Purchase Price Calculation, Seller shall provide TPR with monthly and year-to-date financial statements (including all information necessary to calculate the adjustments to EBITDA) within 30 days after the end of each month. Seller shall furnish a review by Seller's independent accounting firm of (a) Seller's financial statements relating to the four quarters in the Calculation Period, and (b) the information furnished by Seller for the EBITDA adjustments (other than the information on personal expenses referred to in Section 2.2(a)) relating to the Calculation Period. Seller will use reasonable best efforts to



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provide the reviewed financial statements and information within 30 days after delivery of the Exercise Notice. In any case, Seller will use reasonable best efforts to provide TPR with a review of Seller's financial statements for calendar year 2000 by February 15, 2001. Any and all expenses of the Franchised Businesses that have been paid or discharged on behalf of Seller by an affiliate of Seller or any other third party shall be accurately and completely reflected on Seller's books, records and financial statements.

4. Determination of Purchase Price. Upon delivery of an Exercise Notice (or a deemed delivery of an Exercise Notice pursuant to Section 4.5 below) or delivery of a Subsequent Notice (herein defined), the following provisions will apply to determine (i) whether the parties will be obligated to enter into the Purchase Agreement and (ii) the amount of the Purchase Price to be provided for in the Purchase Agreement:

         4.1 The Purchase Price Calculation will be compared with the ranges set out below. The ranges vary depending on when TPR delivers (or is deemed to have delivered) the Exercise Notice or the Subsequent Notice, as follows:

                  Time Period                 Floor Price             Ceiling Price
                  -----------                 -----------             -------------
                  up to 3/31/01               $6.5 million            $7.2 million

                  4/1/01 - 6/30/01            $6.4 million            $7.3 million

                  after 6/30/01               $6.2 million            $7.5 million

         4.2 If the Purchase Price Calculation is within the range (i.e., between the Floor Price and the Ceiling Price) for the period indicated, both TPR and Seller will be obligated to execute and enter into the Purchase Agreement providing for (i) a Purchase Price equal to the Purchase Price Calculation and
                  (ii) a closing date no later than the Closing Deadline. For purposes of this Agreement and the Purchase Agreement, "Closing Deadline" means ninety (90) days following delivery (or deemed delivery) of the Exercise Notice, Subsequent Notice, Acceptance Notice, or Floor Price Notice (as the case may be), but in no event earlier than twenty-one (21) days after delivery of the reviewed financial statements and information for the Calculation Period as required under
                  Section 3.2 above.

         4.3 If the Purchase Price Calculation is above the Ceiling Price for the period indicated, both TPR and Seller will be obligated to execute and enter into the Purchase Agreement providing for (i) a Purchase Price equal to the Ceiling Price and (ii) a closing no later than the Closing Deadline.

         4.4 If the Purchase Price Calculation is below the Floor Price for the period indicated, then Seller shall have the option of either accepting or rejecting a sale of the Franchised Businesses for the Purchase Price Calculation in accordance with the following provisions:

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         (a)      If, within five (5) business days following TPR's delivery of a Purchase Price Calculation that is below the Floor Price, Seller provides written notice to TPR advising that Seller will sell the Franchised Businesses at a Purchase Price equal to the Purchase Price Calculation (herein called an "Acceptance Notice"), then both TPR and Seller will be obligated to immediately execute and enter into the Purchase Agreement providing for (i) a Purchase Price equal to the Purchase Price Calculation and (ii) a closing no later than the Closing Deadline.

         (b) If, within five (5) business days following TPR's delivery of a Purchase Price Calculation that is below the Floor Price, Seller provides written notice to TPR advising that Seller will not sell the Franchised Businesses at the Purchase Price Calculation (herein called a "Rejection Notice"), then neither party hereto will be obligated to buy or to sell the Franchised Businesses; provided, however, TPR will have the right for five (5) business days after receipt (or deemed receipt) of the Rejection Notice to provide written notice to Seller advising that TPR will purchase the Franchised Businesses at the Floor Price (herein called the "Floor Price Notice"). If TPR provides the Floor Price Notice pursuant to the provisions of the immediately preceding sentence within five (5) business days following receipt (or deemed receipt) of a Rejection Notice, then both TPR and Seller will be obligated to execute and enter into the Purchase Agreement providing for (i) a Purchase Price equal to the Floor Price and (ii) a closing no later than the Closing Deadline. For purposes of this Section 4.4, if Seller does not deliver an Acceptance Notice or a Rejection Notice within five (5) business days following delivery of a Purchase Price Calculation that is below the Floor Price, then Seller shall be deemed to have delivered the Rejection Notice on the last day of such five (5) business day period.

         (c) If no alternative agreement is reached and TPR does not invoke its right to purchase at the Floor Price following receipt (or deemed receipt) of a Rejection Notice, then the Purchase Option will remain in effect and TPR, not more than once per calendar quarter thereafter and in no event later than July 15, 2001, may give a new notice of its intent to exercise the Purchase Option (a "Subsequent Notice"). If TPR gives a Subsequent Notice, all the provisions of this Section 4 will apply, except that TPR will not be obligated to complete the purchase of the Franchised Businesses if the Purchase Price Calculation is below the Floor Price.

4.5 If, as of July 15, 2001, (a) the stock of The Princeton Review, Inc. or one of its affiliates is trading on a public exchange, and (b) TPR has not previously provided an Exercise Notice, then, for all purposes hereof, an Exercise Notice shall be deemed to have been delivered by TPR to Seller on July 15, 2001, in which case all of the provisions of this Section 4 shall apply to the same extent and in the same

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         manner as if an Exercise Notice had been actually delivered by TPR to
         Seller on such date.

IN ALL CIRCUMSTANCES, ANY OBLIGATION OF TPR TO PURCHASE THE FRANCHISED BUSINESSES IS EXPRESSLY CONTINGENT UPON THE STOCK OF THE PRINCETON REVIEW, INC. OR ONE OF ITS AFFILIATES BEING LISTED ON THE NASDAQ NATIONAL STOCK MARKET OR ANOTHER NATIONAL EXCHANGE FOR PUBLICLY-TRADED SECURITIES.

5. Purchase Agreement. If the parties are obligated to execute and enter into the Purchase Agreement pursuant to the provisions of Section 4 hereof, then (i) the acquisition of the Assets shall be consummated on the terms set forth in the Purchase Agreement and its exhibits, with the schedules completed as appropriate, (ii) Seller and TPR (or its designee) shall execute and deliver to each other counterparts of the Purchase Agreement within thirty (30) days after determination of the Purchase Price under Section 4 above, and (iii) Seller shall cause Rob Case and Kevin Campbell to join in the execution of the Purchase Agreement for the purposes set forth therein, and (iv) TPR shall cause Management to join in the execution of the Purchase Agreement for the purposes set forth therein.

6. Closing. The closing of the transactions contemplated by the Purchase Agreement (the "Closing") shall take place at the date, time and place provided for in the Purchase Agreement. For purposes of this Agreement and the Purchase Agreement, "Closing Date" means the date on which the Closing is actually completed.

7. Method of Payment. The Purchase Price shall be paid as provided in the Purchase Agreement.

8. Covenants. Seller shall comply with the following covenants from the date of this Agreement until the end of the Option Term, unless TPR exercises the Purchase Option, in which case Seller shall comply with the following covenants through the Closing Date. Nothing in this Section 8 is intended to imply that the Franchised Businesses are or are not in full compliance with the Franchise Agreements and the TPR Method. Nothing in this Agreement precludes Management from notifying Seller of any deficiencies with respect to meeting the standards of the TPR Method:

         8.1 Seller shall operate the Franchised Businesses in the ordinary course until the Closing. For purposes of determining the "ordinary course" of business:

                  (a) Seller agrees that it shall not permit, as of the end of any calendar month, the amount spent for advertising and promotion (including contributions to the TPR marketing fund) over the 12 month period ending with such month to be less than 12.25 percent of Seller's revenue for such twelve-month period. Further, Seller agrees that it shall not permit, as of the end of any calendar month, the amount spent over the 12 month period ending with such month for salaried employees (not including Rob Case, Kevin Campbell, and the Management Employees, and not including bonuses for any salaried employees) to be less than $814,496. Seller represents that the schedule furnished to TPR before execution of this Agreement to

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support the foregoing dollar amount accurately and completely shows all calendar year 1999 wages of salaried employees (not including Rob Case, Kevin Campbell, and the Management Employees, and not including bonuses of any salaried employees); and

                  (b) TPR acknowledges that Seller is operating in Oklahoma without full-time staff, in an office consisting of three classrooms leased on a month-to-month basis to the extent that the landlord continues to make such lease available on its current terms. Seller shall operate the Franchised Businesses in substantial compliance with the Franchise Agreements and all applicable laws, rules and regulations.

         8.2 Seller shall keep books and accounts, records and files in the usual and ordinary manner in which the Franchised Businesses were conducted before the date of this Agreement.

         8.3 Seller shall deliver to TPR the financial statements required under
Section 3 above. The financial statements may be unaudited and prepared without footnotes, but otherwise shall be prepared in accordance with generally accepted accounting principles, consistently applied; shall be reviewed by Seller's independent accounting firm when required by Section 3; and shall present fairly the financial position of the Franchised Businesses and the results of operations for the period indicated. Seller's obligation under this Section is in addition to financial reports required by the Franchise Agreements.

         8.4 Seller shall keep the Assets free and clear of all liens, claims and encumbrances of any kind, other than (i) the Purchase Option, (ii) liens in favor of Seller's existing creditors and lenders as of the date of this Agreement, which liens shall be disclosed on a Schedule to the Purchase Agreement and released by the lender or creditor on or before closing, and (iii) liens created by operation of law for taxes which are not yet due and payable.

         8.5 Seller shall use its reasonable best efforts to keep intact the business organization of the Franchised Businesses, to retain substantially as at present the Franchised Businesses' employees, consultants and agents, and to preserve the goodwill of the Franchised Businesses' suppliers, advertisers, customers, and others having business relations with Seller. Notwithstanding the foregoing, if Seller reasonably believes in its good faith business judgment that any action prohibited by this Section 8.5 would be in the best interest of the Franchised Businesses, then Seller may take such action provided that it has provided at least five (5) business days prior notice to TPR.

         8.6 Seller shall use its reasonable best efforts to keep all tangible personal property included in the Assets in good operating condition and repair (ordinary wear and tear excepted) and shall maintain supplies of inventory, office supplies, spare parts and other materials consistent with the Seller's general practice before the date of this Agreement. Seller shall preserve intact the Assets and keep in effect Seller's current casualty and liability insurance on the Assets.

         8.7 Seller shall not sell, assign or transfer, or agree to sell, assign or transfer, voluntarily or by operation of law, the Franchised Businesses, the Franchise Agreements, or any interest therein, except in full compliance with the applicable provisions of the Franchise Agreements and only if the transferee acquires its interest subject to this Agreement and executes



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a written assumption, in a form acceptable to TPR, under which the transferee agrees to be bound by this Agreement.

         8.8      Seller shall not, without TPR's prior written consent:

                  (i) sell, lease, or transfer, or agree to sell, lease or transfer, or grant an option to purchase or lease any Assets, except for non-material sales or leases in the ordinary course of business of items which are being replaced by assets of comparable or superior kind, condition, and value. The parties agree that the distribution of course materials to students who have paid Seller for courses will not constitute sales of Assets for purposes of this provision;

                  (ii) except in the ordinary course of business consistent with past practices or as may be required by applicable law, grant any raises to employees of the Franchised Businesses or pay or agree to pay any substantial bonuses, or enter into or renew any contract of employment with any employee of the Franchised Businesses;

                  (iii) enter into, renew or amend any contract with respect to the Franchised Businesses except in the ordinary course of business; or

                  (iv) enter into any transaction (including any contract, agreement or arrangement with respect to the purchase, sale or exchange of property or assets or the rendering or accepting of any service) with any affiliate of Seller, with any officer, manager, member, director or shareholder of Seller or of any affiliate of Seller (or relative thereof), or with anyone else who is not dealing at arm's length with Seller; provided, however, the foregoing shall not prohibit Seller from continuing to employ Rob Case and Kevin Campbell in a manner consistent with past practices.

         8.9 Seller shall give detailed written notice to TPR promptly upon learning of the occurrence of any event that would cause or constitute a material breach of any of Seller's representations, warranties or covenants contained in this Agreement.

         8.10 Seller shall promptly notify TPR in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the transactions contemplated hereunder; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

9. Due Diligence.

         9.1 Any obligation of TPR to purchase the Franchised Businesses is subject to a satisfactory due diligence review of the Franchised Businesses by TPR in accordance with the following provisions:

                           (a) TPR will use its reasonable best efforts to complete its due diligence review within (i) forty-five (45) days after delivery of the Exercise


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                           Notice, or (ii) ten (10) days after delivery of the
                           reviewed financial statements and information required under Section 3.2, whichever period ends later. At any time following the closing of an initial public offering ("IPO") of the stock of The Princeton Review, Inc. or one of its affiliates, Seller will have the right to deliver a notice (hereinafter called an "Accelerated Due Diligence Notice") advising TPR that Seller is availing itself of the option to accelerate the due diligence review in accordance with the provisions hereof. If Seller delivers an Accelerated Due Diligence Notice to TPR, then (x) TPR shall use its reasonable best efforts to complete its due diligence review within (i) 45 days after delivery of the Accelerated Due Diligence Notice, or (ii) 10 days after delivery of the reviewed financial statements and information required under Section 3.2, whichever period ends later; and (y) Seller will be required and obligated to reimburse up to $30,000.00 of actual out-of-pocket costs and expenses incurred by TPR in connection with such due diligence review if the Purchase Price Calculation is below the Floor Price designated in
                           Section 4.1 hereof and the Purchase Agreement is not executed and entered into between the parties as a result of Seller providing (or being deemed to provide) a Rejection Notice pursuant to the provisions of Section 4.4 hereof.

                                    (b) TPR's right to terminate its obligations
                           under this Agreement and the Purchase Agreement based on adverse findings in its due diligence review will be limited by the following provisions:

                                            (i) If the reviewed financial
                                    statements and information furnished under
                                    Section 3.2, together with the personal
                                    expense information furnished under Section
                                    2.2(a), show that Seller's gross revenues or Seller's Adjusted EBITDA for the Calculation Period are five percent or more less than the amounts reflected in the internal financial information of Seller used by TPR in making the Purchase Price Calculation, then TPR will have the right to terminate this Agreement and the Purchase Agreement by notice to Seller as specified in clause
                                    (iii) below. TPR will not have the right to terminate this Agreement or the Purchase Agreement pursuant to this clause for any other findings in regard to the financial results of Seller.

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
                                            (ii) If the reviewed financial
                                    statements and information furnished under
                                    Section 3.2, together with the personal
                                    expense information furnished under Section
                                    2.2(a), show that Seller's gross revenues or Seller's Adjusted EBITDA for the Calculation Period are less than the amounts reflected in the internal financial information of Seller used by TPR in making the Purchase Price Calculation, then TPR will have the right to re-do the Purchase Price Calculation using the figures from the reviewed financial statements and information, and Section 4 above shall apply as if the corrected Purchase Price Calculation were the original Purchase Price Calculation.


                                            (iii) TPR will have the right to
                                    terminate the transactions contemplated
                                    hereby for adverse information discovered during its due diligence review of a non-financial nature if, but only if, such adverse information is material to the Franchised Businesses as a whole.

                                            (iv) In order to terminate its
                                    obligations under this Agreement and the Purchase Agreement pursuant to the foregoing provisions, TPR must provide written notice thereof to Seller within the applicable time period specified in Section 9.1(a). In the event that Seller has not responded to one or more requests by TPR made during the due diligence process, the time period for giving notice of termination shall be extended until three (3) business days after TPR's receipt of the requested information.

         9.2 At TPR's request, upon reasonable notice and upon execution by all recipients of reasonably requested confidentiality agreements, Seller shall give TPR, TPR's lender(s), the underwriters for the proposed public offering by The Princeton Review, Inc. (the "Underwriters"), and their respective employees, accountants, counsel, agents, consultants and representatives full access during normal business hours to all facilities, properties, accounts, books, insurance policies, licenses, agreements, contracts, commitments, records, files, equipment, machinery, fixtures, furniture, notes and accounts payable and receivable of Seller with respect to the Franchised Businesses. Seller shall furnish such other information concerning the affairs of the Franchised Businesses as TPR and its lender(s) may reasonably request. Any due diligence investigation or examination by TPR and/or its lender(s) shall not diminish or obviate any representations or warranties of Seller made in, or in connection with, this Agreement or the Purchase Agreement. Likewise, the provision of materials or information in response to due diligence inquiries will not constitute a representation or warranty by Seller, it being expressly understood and agreed that Seller is making no representations and warranties other than those provided for in this Agreement and the Purchase Agreement. Seller shall cause its accountants and any agent of Seller in possession of Seller's books and records with respect to the Franchised Businesses to cooperate with TPR's requests for information pursuant to this Agreement. Seller



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shall bear its own costs of complying with reasonable due diligence requests by
TPR, TPR's lender(s), and the Underwriters.

10. Confidentiality. TPR and Seller shall not use for any purpose other than the transactions contemplated by this Agreement or, except as provided below, disclose to anyone not a party to this Agreement, any information regarding each other's business which TPR and Seller may obtain or of which they may be apprised as a result of the negotiation, preparation or performance of this Agreement and the Purchase Agreement. Seller or TPR may disclose the existence of this Agreement to other franchisees of TPR. Neither Seller nor TPR shall disclose any of the specific terms of this Agreement or of the Purchase Agreement to any non-party to this Agreement, except that Seller may disclose the terms to its stockholders, landlords, accountants, attorneys or others who must necessarily be involved in the transaction and then only to the extent they need to know the information, and TPR may disclose the terms to (i) TPR's affiliates and lenders, (ii) the Underwriters, (iii) government agencies in an SEC Form S-1 registration statement and other filings required by the securities laws; (iv) prospective investors in The Princeton Review, Inc., and (v) to the extent that TPR offers them similar agreements, to other franchisees of TPR.

11. Representations and Warranties of Seller. Seller represents and warrants to TPR as follows:

         11.1 Company Status. Seller is duly formed, validly existing and in good standing under the laws of the state of its incorporation. Seller is duly qualified to do business and is in good standing in such states in which the failure to so qualify would have a material adverse effect on any of the Franchised Businesses. Seller has the requisite power to carry on the Franchised Businesses as they are now being conducted and to own and operate the Franchised Businesses, and Seller has the requisite power to enter into and complete the transactions contemplated by this Agreement. Seller has not used any name in the operation of the Franchised Businesses other than its name as first set forth above and the name(s) licensed under the Franchise Agreements.

         11.2 Authority. All company actions necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         11.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or violate Seller's governing documents; (b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract to which Seller is a party or by which it is bound (except contracts for which Seller shall obtain third party consents as indicated in the Purchase Agreement), or by which the Franchised Businesses or any of the Assets may be affected, or result in the creation of any lien upon any of the Assets; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to Seller, the Franchised Businesses, or any of the Assets.

         11.4 No Breach. Seller is not in violation or breach of any of the terms, conditions or provisions of any contract, court order, judgment, arbitration award, or decree relating to or affecting the Franchised Businesses or the Assets which violation or breach would have a material adverse effect on the operations of the Franchised Businesses.

         11.5 Purchase Agreement Representations. Subject to the disclosure schedules to be delivered by Seller and attached to the Purchase Agreement, the representations and warranties to be made by Seller and its stockholders in the Purchase Agreement are true in all material respects as of the date of this Agreement.

12. Representations and Warranties of TPR. TPR represents and warrants to Seller as follows:

         12.1 Company Status. TPR is duly formed, validly existing and in good standing under the laws of the state of Delaware. TPR has the requisite power to enter into and complete the transactions contemplated by this Agreement.

         12.2 Authority. All company actions necessary to be taken by or on the part of the TPR in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by TPR and constitutes the legal, valid and binding obligation of TPR, enforceable against TPR in accordance with its terms. TPR shall furnish Seller as soon as practicable with a copy of a board resolution confirming the representation in this Section 12.2.

         12.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or violate TPR's governing documents; (b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract to which TPR is a party or by which it is bound; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to TPR.

         12.4 Purchase Agreement Representations. The representations and warranties to be made by TPR in the Purchase Agreement are true in all material respects as of the date of this Agreement.

         12.5 Management's Waiver. Management has consented to the grant of the option and has waived the exercise of its right of first refusal under the Franchise Agreements with respect to the transactions contemplated by this Agreement.

13. Further Assurances. Until the end of the Option Term (or until the Closing Date, if TPR exercises the Purchase Option), Seller and TPR will each, without payment of any consideration, execute such instruments and take such actions as the other party may reasonably request to effectuate this Agreement. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

14. Division of Texas Territory. Seller shall have the right after December 31, 2001 to divide the territory defined in the Franchise Agreement for its Texas franchise into two separately defined territories unless Seller has previously provided a Rejection Notice pursuant to Section 4.5 hereof. If Seller exercises the right granted by this Section 14, the Texas territory shall either be divided: (a) between Dallas/Ft. Worth and surrounding counties, on the one hand, and the rest of the state, on the other; or (b) if both Rob Case and Kevin Campbell remain in the business, into two territories with approximately equal revenues. Seller shall notify TPR at least 90 days before the desired division is to take effect, which shall not be earlier than January 1, 2002. Seller, Case and Campbell shall provide TPR with all relevant information and copies of relevant documentation relating to the proposed division of territory, including details concerning any other parties to the transaction. If TPR so requests, TPR and Seller shall execute an amendment to the Franchise Agreement for Texas or other appropriate document to formalize the division of territory. At least one of Rob Case and Kevin Campbell shall remain as principal franchise owner of at least one of the territories, and shall personally manage the franchised business, for at least six (6) months after the division of territory.

15. Distance Learning Agreement. Contemporaneously with the execution of this Agreement, Seller shall execute a Distance Learning letter agreement with Management in the form of Exhibit B to this Agreement. The Distance Learning agreement will remain in effect until the earlier of: (a) December 31, 2002; or
(b) Management's release of any of the following THE PRINCETON REVIEW(R) franchise territories from a Distance Learning agreement applicable to such territory, for any reason: Anaheim, Boston, New Jersey, Westport, Denver, or any company owned site operated by TPR. The extinguishment of a Distance Learning letter agreement as a result of TPR's acquisition of the relevant franchised business shall not be considered a "release" for purposes of the foregoing clause (b).

16. Mexican Joint Venture. The parties acknowledge that Rob Case and Kevin Campbell are shareholders in P.R. Mex Co. (such entity along with all of its shareholders herein referred to as the "U.S. Shareholders"), which such entity in turn is a partner in a joint venture company which operates a THE PRINCETON REVIEW(R) business in Mexico (the "Mexican Joint Venture"). The U.S. Shareholders intend to seek an arrangement with their joint venture partners in the Mexican Joint Venture (the "Mexican Partner" and, together with the U.S. Shareholders, the "Joint Venture Partners"), whereby all the Joint Venture Partners would agree to sell their interests in the Mexican Joint Venture to TPR at a purchase price equal to five times "Mexican EBITDA" as defined below (the "Mexican Purchase Price"). If such an arrangement between the Joint Venture Partners is reached, TPR will enter into an agreement with the Joint Venture Partners evidencing TPR's agreement to purchase the interests of all of the Joint Venture Partners in the Mexican Joint Venture for the Mexican Purchase Price. In the alternative, if the Mexican Partner proposes to acquire the interests of the U.S. Shareholders in the Mexican Joint Venture, then TPR will consent to such purchase and, as of the closing of such purchase, will release the U.S. Shareholders from any liability that they might have in connection with the operations of the Mexican Joint Venture after the closing. The U.S. Shareholders will remain liable with respect to the period before the closing. "Mexico EBITDA" means the actual EBITDA of the Mexican Joint Venture for the last four full calendar quarters before delivery (or deemed delivery) of the Exercise Notice. Mexico EBITDA shall be determined according to generally accepted accounting principles in Mexico, but in the event of any material conflict between Mexico GAAP and the methodology for calculating Seller's EBITDA under Section 2.4 above, the latter methodology shall be used. The purchase and sale of the Franchised Businesses is a prerequisite to, but shall not be contingent in any way on, a transaction with respect to the Mexican Joint Venture. Notwithstanding anything herein to the contrary, the U.S. Shareholders shall have no obligation to consummate either a sale of all of the interests in the Mexico Joint Venture to TPR or a sale of the interests of the U.S. Shareholders to the Mexican Partner if the aggregate purchase price to be received by the U.S. Shareholders in such transaction would be less than $150,000. At TPR's option, Rob Case and Kevin Campbell shall also cause the Mexican Joint Venture to sign a distance learning letter agreement with Management in substantially the same form as the one signed by Seller under Section 15 above.

17. USMLE in Mexico. As soon as practicable after the execution of this Agreement, TPR shall execute, and Rob Case and Kevin Campbell shall cause the Mexican Joint Venture to execute, a franchise agreement addendum under which TPR will give permission to the Mexican Joint Venture to market and sell TPR's USMLE course in Mexico until TPR provides reasonable prior notice of a decision to withdraw the permission to market and sale USMLE in Mexico; provided, however, that the withdrawal of such permission will not preclude the Mexican Joint Venture from fulfilling any contractual obligations with regard to the USMLE course which the Mexican Joint Venture may undertake prior to such withdrawal. The marketing and sale of USMLE in Mexico will be subject to all of the terms of the Franchise Agreement between TPR and the Mexican Joint Venture, including but not limited to payment of royalty-service fees, compliance with the Book of Standards, and adherence to the TPR Method. Seller shall supervise and support the marketing and sale of USMLE in Mexico from Seller's office in Houston, but TPR shall not assume this obligation if TPR purchases the Franchised Businesses. The U.S. Shareholders shall inform the Mexican Joint Venture that TPR has no obligation to support the marketing and sale of USMLE in Mexico, even if TPR purchases the Franchised Businesses. If TPR purchases the Franchised Businesses, the Mexican Joint Venture may continue to market and sell USMLE (subject to TPR's right to withdraw permission as set forth above), provided that: (i) other franchisees of TPR remain authorized to market and sell USMLE; (ii) the USMLE materials used by the Mexican Joint Venture remain complete and up to date; and
(iii) TPR approves a manager nominated by the Mexican Joint Venture who shall have personal responsibility for supporting USMLE.

18. Remedies. If either party hereto breaches or threatens to breach any obligation, representation, warranty, or covenant under this Agreement, the other party shall be entitled, in addition to any other remedy available to it, to an injunction restraining any such breach or threatened breach and to enforcement of this Agreement by a decree of specific performance requiring the defaulting party to fulfill its obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required.

19. Termination. TPR shall have the right to terminate this Agreement by written notice to Seller at any time prior to delivery of the Exercise Notice if (a) the Securities and Exchange Commission, counsel for the Underwriters, or the initial public offering counsel for The Princeton Review, Inc. determines that this Agreement or the Purchase Agreement interferes with or may interfere with the timely registration of, or the timely public offering of, the stock of The

Princeton Review, Inc.; or (b) if at any time before the Closing anyone in Seller's organization discloses to anyone outside of Seller's organization the specific terms that TPR has offered. This restriction does not apply to disclosure to Seller's landlords, accountants, or others who must necessarily be involved in the transaction and have a need to know the information. Except as provided in Section 20, termination by TPR shall be without liability to TPR or Seller, and upon delivery of the notice of termination, all obligations of the parties under this Agreement shall be null and void.

20. Expenses. Within twenty (20) days following the presentation of relevant invoices by Seller, TPR will advance funds against the Purchase Price, not to exceed $100,000 in the aggregate, for actual expenses that Seller incurs for legal, accounting, and other services necessitated by the negotiation and performance of this Agreement (other than Seller's own costs to comply with due diligence requests, as provided in Section 9). With respect to accounting expenses, this provision does not apply to expenses that Seller would have incurred in the ordinary course of its business, but does apply to any extra costs incurred to have reviews performed earlier than normal or for other special services. If the purchase of the Franchised Businesses fails to close for any reason other than (i) The Princeton Review Inc's failure to complete an IPO by July 15, 2001 or (ii) TPR's default under this Agreement or the Purchase Agreement, then Seller shall repay to TPR 66% of the advanced expenses. If the purchase of the Franchised Businesses fails to close by reason of (i) The Princeton Review Inc.'s failure to complete an IPO by July 15, 2001 or (ii) TPR's default under this Agreement or the Purchase Agreement, then all advances made by TPR to Seller pursuant to this Section 20 shall be reclassified as an option fee and shall not be repayable to TPR.

21. Assignment. Seller may not assign or delegate any of its rights or duties under this Agreement. TPR may assign its rights under this Agreement and the Purchase Agreement to one or more affiliated parties without the consent of Seller, provided that the assignment does not materially increase Seller's risk of nonperformance of the Purchase Agreement and the documents to be executed thereunder. This Agreement shall be binding upon and inure to the benefit of Seller and TPR and their respective successors and permitted assigns.

22. Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, by overnight courier, or by facsimile transmission, or on the third day after mailing if mailed by express mail or its equivalent, postage prepaid, return-receipt requested, if available, as follows:

         (a)      To Seller:       Mr. Rob Case
                                   T.S.T.S., Inc.
                                   Dobie Mall 2025 Guadalupe - Suite 148
                                   Austin, TX 78705
                                   Fax: (512)____-____

                                   Mr. Kevin Campbell
                                   TSTS, Inc.
                                   701 North Post Oak Road, Suite 8
                                   Houston, Texas 77024
                                   Fax: (___)____-______

                  with a copy to:  Mike Rogers
                                   Gardere Wynne Sewell & Riggs, L.L.P.
                                   1000 Louisiana, Suite 3400
                                   Houston, Texas 77002-5007
                                   Fax: (713) 276-6769

         (b)      To TPR:          Mr. Mark Chernis
                                   Princeton Review Management, L.L.C.
                                   2315 Broadway
                                   New York, New York 10024
                                   Fax: (___)____-______

                  with a copy to:  David W. Koch
                                   Wiley, Rein & Fielding
                                   1776 K Street, N.W.
                                   Washington, D.C.  20006
                                   Fax: (_____)____________

or to such other address as any party shall have designated by a notice in writing so delivered to the other parties. Notices directed to Seller as indicated above shall be effective as to all of Seller's stockholders, whether or not they receive notice individually. Notices to counsel unaccompanied by notices to principals shall not constitute notice.

23. Entire Agreement. This Agreement and its Schedules and Exhibits constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior negotiations, correspondence, representations, and agreements of the parties, oral and written, with respect to same subject matter. This Agreement may be amended or modified only by an agreement in writing executed by Seller and TPR.

24. Survival. All representations, warranties, covenants and agreements made herein or in any certificate to be delivered hereunder or made in writing in connection with the transactions contemplated herein shall survive the execution and delivery of this Agreement and the exercise of the Purchase Option (but not termination of this Agreement by TPR under Section
19), and shall survive the Closing to the extent provided in the Purchase Agreement.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to New York principles of conflicts of laws.



                            [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly-authorized representatives, effective as of the date first above written.


T.S.T.S., INC.


/s/ Rob Case
-----------------------------------------
By: Rob Case
Its: Vice President-CEO



ROBERT O. CASE, Individually


/s/ Rob Case
-----------------------------------------



KEVIN D. CAMPBELL, Individually



/s/ Kevin Campbell
-----------------------------------------



PRINCETON REVIEW OPERATIONS, L.L.C.



By:      /s/ Mark Chernis
         -----------------------------
         Mark Chernis Chief
         Operating Officer

                                   SCHEDULE 1

                               TO OPTION AGREEMENT



         Management and Seller are parties to the following THE PRINCETON REVIEW(R) Franchise Agreements:

Beginning Date of
Franchise Agreement Term               Defined Territory
------------------------               -----------------
September 15, 1986                     All Counties, Texas


July 1, 1986                           State of Arizona


December 1, 1994                       State of Oklahoma


July 1, 1988                           State of Louisiana and
                                       Dona Ana County in the
                                       State of New Mexico

         The parties intend that this Schedule 1 include all of Seller's THE PRINCETON REVIEW(R) franchise interests, other than the interests of Rob Case and Kevin Campbell in the Mexican Joint Venture. The parties agree that this Schedule may be corrected, if necessary, after execution of the Option Agreement.

SCHEDULE 2 TO OPTION  AGREEMENT

                         CALCULATION OF ADJUSTED EBITDA
                    (Per Section 2.2 of the Option Agreement)

Agreement
Section Number            Description                          1999                1998
--------------            -----------                          ----                ----
  2.4              Income from operations****                  ($  141,423)        $   391,788

                   Adjustments:
  2.4(i)           Interest paid                               $         0         $         0
2.4(ii) & (iii)    Taxes based on corporate income             $    13,465         $    25,508
  2.4(iv)          Depreciation & amortization                 $    57,533         $    58,187
                                                               -----------         -----------
                   EBITDA                                      ($   70,425)        $   475,483

  2.2(a)(i)        Salaries & bonuses- Case & Campbell         $   727,951         $   753,052
  2.2(a)(ii)       Retirement benefits- Case & Campbell        $     8,208         $     5,030
  2.2(a)(iii)      Perquisites- Case & Campbell                $   116,197         $    94,497
  2.2(b)           Physical overhead requirements              $    50,000         $    50,000
  2.2(c)           Oklahoma adjustment                         $         0         $         0
  2.2(d)           Charles P. Young settlement                         n/a                 n/a
  2.2(e)(i)        Management employee bonuses                         n/c                 n/c
  2.2(e)(ii)       Non-Management employee bonuses                     n/c                 n/c
  2.2(f)           Professional fees for this agreement                n/a                 n/a
                                                               -----------         -----------
                   ADJUSTED EBITDA                             $   831,931         $ 1,378,062
                                                               ===========         ===========

**** From Price Waterhouse Coopers Review Report Statements of Operations- For the years ended December 31, 1999 and 1998

n/a  Adjustment was not applicable to the period

n/c  Adjustment not calculated for this period

(The figures stated above are presented for information only and have not been subject to due diligence or other verification by TPR.)

                            ASSET PURCHASE AGREEMENT



                                     between


                          T.S.T.S., INC. ("Seller") and
           ROBERT O. CASE and KEVIN D. CAMPBELL (the "Stockholders")

                                 on the one hand


                                       and


               PRINCETON REVIEW OPERATIONS, L.L.C. ("Buyer") and
              PRINCETON REVIEW MANAGEMENT, L.L.C. ("Franchisor"),

                                  on the other

                                TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
1.         Definitions ....................................................................................... 1

2.         Sale and Transfer of Assets ....................................................................... 3

3.         Assumed Obligations; No Other Assumption of Liabilities or Obligations ............................ 3

4.         Payment of Purchase Price ......................................................................... 4

5.         Closing Adjustments ............................................................................... 5

6.         Allocation of Purchase Price ......................................................................10

7.         Closing Deliveries ................................................................................10

8.         Representations and Warranties of Seller and the Stockholders .....................................12

9.         Representations and Warranties of Buyer ...........................................................17

10.        Obligations Pending the Closing ...................................................................18

11.        [Omitted] .........................................................................................18

12.        Restrictions on Competition, Solicitation, and Hiring .............................................18

13.        Indemnification ...................................................................................20

14.        Assignment of Franchise Agreement .................................................................21

15.        Post-Closing Obligations of Seller and the Stockholders ...........................................21

16.        Post-Closing Obligations of Buyer .................................................................22

17.        Notices ...........................................................................................23

18.        Entire Agreement ..................................................................................23

19.        Counterparts ......................................................................................23

20.        Governing Law .....................................................................................23

21.        Costs and Expenses ................................................................................23

22.        Survival of Representations .......................................................................24

23.        Arbitration .......................................................................................24

24.        Prevailing Party Fees and Costs ...................................................................24

                                   SCHEDULES

Schedule 1.2               Valuation of Assets
Schedule 1.2.2             Leases
Schedule 1.2.9             Assumed Contracts
Schedule 1.3.4             Excluded Personal Items
Schedule 5.9.5             Written Computer Specifications
Schedule 6                 Allocation of Purchase Price
Schedule 8.2               Stockholders of Seller
Schedule 8.5               Liens
Schedule 8.7               Material Breaches
Schedule 8.9               Legal Proceedings
Schedule 8.10              Material Changes
Schedule 8.13              Compliance with Laws
Schedule 8.17              Environmental Matters
Schedule 8.18              Employees of Seller
Schedule 8.19              Employee Benefit Plans



                                    EXHIBITS

Exhibit A                       Form of Lease Assignment
Exhibit B                       Subordinated Promissory Note
Exhibit C                       Guaranty
Exhibit D                       Bill of Sale
Exhibit E                       Sellers' Certificate
Exhibit F                       Assignment and Assumption Agreement
Exhibit G                       Mutual Release

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into by and among PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company ("Buyer"), and PRINCETON REVIEW MANAGEMENT, L.L.C., a Delaware limited liability company ("Franchisor"), on the one hand, and T.S.T.S., INC., a Texas corporation ("Seller"), ROBERT O. CASE, and KEVIN D. CAMPBELL (collectively, the "Stockholders"), on the other.



                                    RECITALS

         A. Seller and Buyer are parties to an Option Agreement dated October 18, 2000 (the "Option Agreement") and are executing this Agreement pursuant to the provisions thereof.

         B. In accordance with the terms of the Option Agreement, and in order to consummate the transactions contemplated thereunder, Seller, the Stockholders, Buyer, and Franchisor are entering into this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants hereinafter set forth, the parties agree as follows:

 1.      Definitions.

         1.1 Capitalized terms used but not defined in this Agreement shall have the same meaning as in the Option Agreement.

         1.2 As used in this Agreement, "Assets" shall mean all of the rights and assets of Seller, whether real, personal, tangible, or intangible, which are used or usable in, or relate to, the ownership or operation of the Franchised Businesses (other than the Excluded Assets, as defined in Section 1.3 below), without regard to whether reflected on Seller's financial statements or books, including but not limited to the following:

                  1.2.1 All leasehold improvements, furnishings, fixtures, equipment, signs, and other personal property used in the Franchised Businesses, except as specifically excluded by agreement of the parties;

                  1.2.2 Subject to Section 7.8 below, the rights of Seller under the leases of real property listed in Schedule 1.2.2 to this Agreement (the "Leases");

                  1.2.3 As provided in Section 5.9 below, and subject to the Closing adjustments provided therein, course materials, promotional materials, books, manuals, workbooks, practice tests, diagnostic tests, and other inventory and supplies on hand in or en route to the Franchised Businesses as of the Closing Date;

                  1.2.4 All deposits received by Seller and all accounts receivable for course purchases, tutoring service packages, and any other products or services of the Franchised Businesses that have not yet started as of the Closing Date, provided that, Seller shall receive credit as provided in
Section 5.9.2 for "basket of goods" items delivered to students who have paid deposits for course purchases (not tutoring packages) that have not yet started as of the Closing Date;

                  1.2.5 The right to a portion of Total Course Revenues and Tutoring Revenues, as defined in and calculated under Sections 5.2 and 5.3 below;

                  1.2.6 Seller's rights in and to all telephone numbers, telephone directory advertising, web sites, domain names, and e-mail addresses for the Franchised Businesses;

                  1.2.7 All franchise rights, patents, copyrights, trade secrets, and intellectual property rights of Seller associated with the Franchised Businesses;

                  1.2.8 All goodwill of Seller associated with the Franchised Businesses;

                  1.2.9 The rights of Seller under: (i) the written contracts specifically identified in Schedule 1.2.9; (ii) any other contracts related to the Franchised Businesses that (a) are cancellable without liability to Buyer within 12 months after the Closing, and (b) involve less than $1,500.00 in obligations individually and less than $25,000 in the aggregate (together, clause (i) and (ii) constitute the "Assumed Contracts"), and (iii) any assignable permits and business licenses relating to the ownership and operation of the Franchised Businesses (the "Assignable Permits"); and

                  1.2.10 All papers and records (excluding Seller's minute books, books of account and tax records) pertaining to and necessary for the continued operation of the Franchised Businesses, including but not limited to student information, prospect information, and the personnel records (including payroll records) concerning each employee of Seller who will become employed by Buyer after the Closing.

         1.3 The Assets do not include any of the following items (the "Excluded Assets"):

                  1.3.1 Except as provided in Sections 1.2.4 and 1.2.5 above, any cash, cash equivalents, receivables, or bank accounts of Seller;

                  1.3.2 Security deposits of Seller related to the Franchised Businesses, provided that, as a convenience to the parties, Seller shall leave in place its security deposits with respect to the Leases and Buyer shall reimburse Seller for such amounts at Closing as provided in Section 4.1 below;

                  1.3.3 Life insurance policies on the life of any Stockholder and/or other officers and directors of Seller;

                  1.3.4 Motor vehicles, cellular telephones, personal computers, and other personal effects owned or leased by Seller and used exclusively by the Stockholders, all as listed in Schedule 1.3.4 to this Agreement;


                  1.3.5 The equity interest of Seller or its shareholders in The Princeton Review, Inc. (the "Stock"). Buyer and its affiliates shall furnish Seller with such waivers as may be necessary to waive the operation of any pre-existing contractual provision that would require Seller or the Stockholders to sell the Stock concurrently with the sale of the Franchised Businesses and/or termination of the Franchise Agreements.

 2. Sale and Transfer of Assets. Seller agrees to sell, convey and deliver the Assets to Buyer at the Closing (as defined in Section 7 below), free and clear of all liens, security interests, pledges, and encumbrances other than liens created by operation of law for taxes which are not yet due and payable.

 3.      Assumed Obligations; No Other Assumption of Liabilities or Obligations.

         3.1 Effective as of the Closing Date, and subject to the allocations described in Sections 5.2 and 5.3 below, Buyer shall assume responsibility for, and the cost to fulfill, all course and tutoring service sign-ups by students, schools, and corporations to be serviced by the Franchised Businesses on or after the Closing Date, including "refresher" courses and "guarantee" obligations for students who completed courses prior to the Closing Date or who signed-up for courses prior to the Closing Date.

         3.2 Subject to Section 7.8 below, effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, Seller's obligations from the Closing Date forward under the Leases. Before the Closing, Seller shall present to the lessor under each Lease a proposed lease assignment in the form of Exhibit A to this Agreement (the "Lease Assignment"). Buyer shall furnish to the lessors such financial and other information as is customary for similar lease transactions, and shall otherwise cooperate with Seller's efforts to obtain the lessors' consent to assignment of the Leases. If the entity that will assume Seller's obligations under the Leases is not Buyer or a successor owner of the TPR Business (as defined in Section 4.2.1 below), and if necessary to obtain the lessor's consent to the assignment of a Lease or the release of a Stockholder's obligations under a guarantee of a Lease, Buyer (or the affiliate of Buyer that then owns the TPR Business) shall offer a guaranty of the lessee's financial obligations under the Lease. Except as specifically provided in the preceding sentence, Buyer shall have no obligation to take any action designed to obtain the release of any person or entity from any guarantee of Seller's obligations under the Leases.

         3.3 Effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, the obligations of Seller from the Closing Date forward under the Assumed Contracts and the Assignable Permits.

         3.4 Except as specifically provided in Sections 3.1, 3.2 and 3.3 above and subject to the provisions of Article 5 below, Buyer has not assumed, and shall not assume, any liability or obligation of any nature, whether known or unknown, existing or contingent, of Seller or

Stockholders, including but not limited to any accounts payable incurred by Seller or Stockholders in the conduct of the Franchised Businesses. Buyer assumes no liability in connection with any actual or alleged breach or default by Seller or Stockholders occurring at any time before the Closing Date with respect to the Leases, the Assumed Contracts, or any other matters referred to in Sections 3.1, 3.2 and 3.3.

 4.      Payment of Purchase Price.

         4.1 The Purchase Price for the Assets and for the covenants not to compete in Section 12 below, as determined pursuant to Section 4 of the Option Agreement, is ____________________________, subject to any Purchase Price adjustments that may be provided for in this Agreement. Subject to the terms of the Option Agreement, Buyer shall pay the following amounts on the Closing Date:

                  4.1.1 To Seller, an amount equal to the lesser of the Purchase Price or Four Million Five Hundred Thousand Dollars ($4,500,000), adjusted as follows: (i) minus the amounts paid to the Stockholders under Sections 4.1.2 and
4.1.3 below; (ii) minus the aggregate amount of the student deposits referred to in Section 1.2.4 in lieu of Seller's delivery of such sums to Buyer; (iii) minus the aggregate amount advanced to Seller by Buyer for expenses under Section 20 of the Option Agreement; (iv) plus the aggregate amount of the Lease deposits to be reimbursed by Buyer under Section 1.3.2; (v) plus or minus the net amount of the Closing adjustments between Seller and Buyer pursuant to Section 5.1, to the extent determined by the parties as of Closing; (vi) minus any amounts paid directly to Seller's creditors under Section 4.1.4 below.

                  4.1.2 To Robert Case, in consideration of his obligations under Section 12 below, the sum of One Hundred Thousand Dollars ($100,000);

                  4.1.3 To Kevin Campbell, in consideration of his obligations under Section 12 below, the sum of One Hundred Thousand Dollars ($100,000);

                  4.1.4 To the lien holders identified in Schedule 8.5 to this Agreement, such amounts as may be necessary to obtain the release of any liens identified in Schedule 8.5.

The net amount due to Seller under Section 4.1.1, and the amounts due to the Stockholders under Sections 4.1.2 and 4.1.3, shall be paid by wire transfer to one or more bank accounts designated by Seller and the Stockholders, respectively, on the Closing Date if possible but otherwise on the next business day after the Closing Date.

         4.2 At the Closing, Buyer shall (i) execute and deliver to Seller a promissory note in the form of Exhibit B to this Agreement (the "Note"), and
(ii) cause The Princeton Review Inc. (or the affiliate of Buyer whose stock is then trading on a national stock exchange) (herein called the "Public Parent") to execute and deliver to Seller a guaranty agreement in the form of Exhibit C to this Agreement (the "Guaranty"). The original principal amount of the Note will be equal to the amount (if any) by which the Purchase Price exceeds Four Million Five Hundred Thousand Dollars ($4,500,000).

                  Seller and Buyer each acknowledge that the other has negotiated the proposed terms of subordination of the Note and Guaranty in good faith, and they agree to continue to act in good faith with respect to any further negotiations of the subordination provisions with Buyer's and/or a Guarantor's senior lender(s).

 5.      Closing Adjustments.

         5.1 Calculation and Payment. Except as otherwise specified in Sections
5.2 through 5.10 below, all amounts owed between Seller, on the one hand, and Buyer and its affiliates, on the other hand, under Sections 5.2 through 5.10 shall, to the extent feasible, be calculated and paid on or before the Closing Date (with respect to amounts owed between Seller and Buyer only, such amounts shall be paid by adding appropriate amounts to or subtracting them from the Closing Date payment under Section 4.1). Except as otherwise specified, to the extent not calculated and paid at Closing, amounts owed between Seller and Buyer and its affiliates under Sections 5.2 through 5.10 shall be presented at the end of each month to the party from which payment is sought and, unless disputed in good faith, paid by such party within thirty (30) days after presentment. The parties hereby confirm their intention to avoid double-counting with respect to calculations under this Agreement and agree to adjust any overpayment or underpayment shown to result from such double-counting.

         5.2 Courses In Progress. Seller and/or Buyer, as applicable, shall make the following calculations in respect of the obligations incurred by students who are enrolled in courses that are in progress as of the Closing Date ("Courses In Progress"):

                  5.2.1 At the Closing, Seller and Buyer shall calculate the total course revenues attributable to Courses In Progress ("Total Course Revenues"). Total Course Revenues shall include all payments collected by Seller before the Closing with respect to Courses In Progress, plus all remaining amounts due from students for Courses In Progress. Seller and Buyer shall allocate the Total Course Revenues in accordance with Franchisor's Statement of Inter-Franchise Transfer Policy (the "Transfer Policy"), as if the students enrolled in Courses In Progress were "transfer students" under the Transfer Policy. If the payments collected by Seller before the Closing exceed the amount allocated to Seller under the Transfer Policy, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by Seller before the Closing are less than the amount allocated to Seller under the Transfer Policy, Buyer shall pay the amount of the shortfall to Seller after the Closing as course revenues are collected from students.

                  5.2.2 One hundred and eighty (180) days after the Closing Date, Seller shall pay to Buyer the amount by which the then-uncollected amounts due from students for Courses In Progress exceed three percent (3%) of the Total Course Revenues calculated by Seller and Buyer at Closing under Section 5.2.1. Buyer shall use commercially reasonable efforts after the Closing to attempt to collect all course revenues. The Stockholders shall have the right to assist Buyer in such collection efforts, provided that, after one hundred eighty (180) days from the Closing Date, Seller and the Stockholders shall not contact students without prior authorization by Buyer, which shall not be unreasonably withheld.

         5.3 Tutoring Services. At the Closing, Seller and Buyer shall calculate the total revenue attributable to each student who contracted with Seller for a specified quantity of tutoring services before the Closing Date but who has unused tutoring hours as of the Closing Date ("Tutoring Revenue"). Tutoring Revenue shall include all payments collected by Seller from the student before the Closing, plus all remaining amounts due from the student. Seller and Buyer shall allocate the Tutoring Revenue from each tutoring student as follows: (i) If the student has used any portion of the contracted tutoring hours before the Closing, the up-front materials fee from the student shall be allocated to Seller. If the student has not used any portion of the contracted tutoring hours before the Closing, one-half of the up-front materials fee shall be allocated to Seller and one-half shall be allocated to Buyer. (ii) The Tutoring Revenue remaining after allocation of the up-front materials fee (the "Remaining Revenue") shall be divided between Seller and Buyer as follows: Seller and Buyer shall determine whether the date of the test for which the student was preparing has passed as of the Closing. If the date of the test has passed, the student will be deemed to have ended his or her tutoring package and the Remaining Revenue shall be allocated to Seller. If the date of the test has not passed as of the Closing, Seller and Buyer shall calculate the ratio of the student's unused tutoring hours to the total hours contracted for by the student. That ratio shall be multiplied by the Remaining Revenue, and the resulting amount shall be allocated to Buyer. All other Remaining Revenue will be allocated to Seller. If the payments collected by Seller before the Closing exceed the amount allocated to Seller under this Section 5.3, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by Seller before the Closing are less than the amount allocated to Seller under this Section 5.3, Buyer shall pay the amount of the shortfall to Seller after the Closing as revenue is collected from the tutoring student.

         5.4 Tax Reimbursement. Buyer and Seller acknowledge that the shareholders of Seller may incur a higher tax liability if the transactions contemplated by this Agreement occur during calendar year 2000 rather than after the end of calendar year 2000. If the Closing does occur before the end of calendar year 2000, at the Closing, Buyer will pay Seller an amount equal to any additional tax liability incurred by Seller's shareholders because of the early closing plus a gross-up for additional taxes attributable to the additional payments due under this Section 5.4, as calculated by an independent tax expert selected by Seller and reasonably acceptable to Buyer.

         5.5 Employee Expenses. Buyer will offer to hire each of the Employees of Seller listed in Schedule 8.18 who meet Buyer's ordinary pre-employment and post-employment standards and conditions. Buyer shall have no obligation to offer employment to any specific individual listed in Schedule 8.18 who does not meet Buyer's ordinary standards and conditions. Buyer will commit to retaining each Employee hired by Buyer for not less than three (3) months unless any such hired Employee: (i) chooses to terminate voluntarily his employment with Buyer; or (ii) engages in egregious misconduct that justifies termination by Buyer. With respect to Employees hired by Buyer, Buyer will have the right to treat such three-month period as severance rather than active employment. Buyer will credit each Employee hired by Buyer with such vacation time and sick leave as have accrued during such person's employment by Seller and remain unused as of the Closing Date. In addition, Buyer will credit each Employee hired by Buyer with such Employee's time-in-service to Seller for purposes of (i) determining the bonus plan of Buyer for which such

Employee will be eligible, and (ii) all vesting and eligibility periods provided for in the employee benefit plans of Buyer. Seller and Buyer shall make the following payments in respect of Employees hired by Buyer:

                  5.5.1 Vacation and Sick Leave. Seller shall reimburse Buyer for the dollar value of all vacation time and sick leave credited and paid to Employees by Buyer as provided above. Seller may deduct from such reimbursement the dollar value of any vacation time taken by an Employee before the Closing Date in excess of the actual vacation time accrued by such Employee before the Closing Date.

                  5.5.2 Bonuses. Seller represents and warrants that the pages from Seller's employee handbook attached to Schedule 8.18 to this Agreement accurately and completely set forth Seller's bonus plans. Seller shall calculate and pay on or before the Closing Date, in accordance with such disclosed bonus plans, any and all Employee bonuses attributable to the period of such Employees' employment with Seller, without regard to whether the payment of such bonuses would otherwise have been due on or before the Closing Date in accordance with the bonus plan created by Seller for such Employees. Buyer shall have no responsibility for calculation or payment of any Employee bonuses relating to the period before Closing. Nothing in this Section is intended or shall be deemed to create any third party beneficiary rights in any Employee.

         5.6 Purchased Materials. Seller and Princeton Review Products, L.L.C. ("Products") shall make good faith efforts to resolve any disputed amounts invoiced to Seller by Products or its predecessor for course materials, products, supplies, or other goods and services, as follows:

                  5.6.1 At least thirty (30) days before the Closing, Products shall deliver to Seller a statement of all amounts outstanding that are more than ninety (90) days old. Within thirty (30) days after the Closing, Products shall deliver to Seller a final statement of all amounts outstanding. Seller shall have no liability for any amounts claimed by Products that do not appear on at least one of the statements delivered under this provision.

                  5.6.2 Seller shall present to Products in writing at or before the Closing all amounts disputed by Seller (except new items appearing on the final statement delivered by Products after the Closing). Any amounts resolved between Seller and Products as of the Closing shall be paid at Closing, as provided in Section 5.1. Any amounts that remain in dispute as of six months after the Closing and for which Seller has not served a formal demand for arbitration under Section 23 shall be immediately paid to Products.

         5.7 Rent. All rent paid by Seller and Buyer under Leases assigned pursuant to Section 7.8 shall, if the rent relates to periods both before and after the Closing Date, be prorated as of the Closing Date, with Seller responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date.

         5.8 Other Business Expenses. Except as otherwise provided in Sections 5.6, 5.7, and 5.9, and subject to the terms of this Section 5.8, bills received by Seller or by Buyer in connection with the operation of the Franchised Businesses and/or ownership of the Assets (including, but not limited to, invoices for real estate taxes, personal property taxes, equipment rental, telephone charges, and utilities) (collectively, "Bills") shall, if they relate to periods both before and after the Closing Date, be prorated as of the Closing Date, with Seller responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date. The Bills shall be prorated and settled in accordance with the following:

                  5.8.1 Pre-Closing Bills. All Bills received by Seller and Buyer at least ten (10) business days before the Closing Date must be presented at or before the Closing. Any such Bills not presented at or before Closing shall be excluded from proration under this Section 5.8.

                  5.8.2 Post-Closing Bills. Bills received by Seller and Buyer after the Closing Date shall be presented as provided in Section 5.1. Neither party may present any Bill or group of Bills to the other party at any time unless the aggregate amount to be allocated to such other party pursuant to the provisions hereof with respect to such Bills will exceed the minimum amount of $1000.00.

                  5.8.3 Responsibility for Calculation. Seller shall be responsible for calculating all prorations under this Section 5.8. Buyer shall have five (5) business days after the receipt of Seller's calculation to object to the calculation, or the calculation shall be deemed approved.

         5.9 Special Items. Buyer and Seller shall jointly calculate the amount of the items specified below in this Section 5.9:

                  5.9.1 Prepaid Advertising Expenses. Buyer shall reimburse Seller for expenses paid by Seller in the ordinary course of business before the Closing Date for print, direct mail, and all other advertising and promotion that specifically refers to, and that is clearly and primarily designed to promote, courses starting after the Closing Date ("Prepaid Advertising Expenses"). Seller shall furnish such documentation as Buyer may reasonably request to verify all expenditures for which Seller seek reimbursement.

                  5.9.2 Basket of Goods Items. Buyer shall pay Seller an amount equal to Seller's cost for "basket of goods" items on hand in or en route to the Franchised Businesses as of the Closing Date, provided that the expiration date of such items is not less than three (3) months after the Closing Date. "Basket of goods" items delivered by Seller to students enrolled in courses that have not started as of the Closing Date shall be treated as items on hand in the Franchised Businesses, without regard to the previous sentence. Seller may retain any basket of goods items not paid for by Buyer under this Section.

                  5.9.3 Marketing Materials. Buyer shall pay Seller an amount equal to Seller's cost for current marketing supplies purchased from Products and current Franchisor-approved marketing supplies purchased from third parties (including, but not limited to, brochures and course schedules) that remain on hand in or en route to the Franchised Businesses as of the Closing Date, provided that (i) such items have not been accounted for under Section 5.9.1;
(ii) the quantity of such items is no greater than the quantity typically maintained by Seller in the past or reasonably required for increased business; (iii) Buyer shall have no obligation to pay for any items that would not ordinarily and reasonably be used within six (6) months after the Closing Date; and (iv) such items are in their original, unbroken packages or other containers reasonably acceptable to Buyer. For purposes of this provision, marketing supplies bearing logos no longer generally used by Franchisor shall be deemed not to be "current." Seller may retain any marketing supplies not paid for by Buyer under this Section, provided that, any such items bearing any proprietary marks of Franchisor shall only be used internally by Seller or sold to other franchisees of Franchisor, and not made available to any other person or entity.

                  5.9.4 Capital Expenditures. Buyer shall reimburse Seller for Capital Expenditures made by Seller in the ordinary course of operating the Franchised Businesses after the date of the Option Agreement but before the Closing, provided that: (i) such Capital Expenditures were not reflected on any balance sheet delivered to Buyer or its affiliates before execution of the Option Agreement, and (ii) either: (a) such Capital Expenditures do not exceed $17,500, or (b) Seller obtained Buyer's written consent for expenditures causing Seller to exceed the $17,500 threshold and for each subsequent Capital Expenditure for which Seller seeks reimbursement. For purposes of this Section, "Capital Expenditure" means the book value of any furniture, equipment, or other item (i) that is depreciable under GAAP, and (ii) whose original cost to Seller exceeded $1,000 (or which is integrated into an item or group of similar items whose total cost exceeded $1,000).

                  5.9.5 Computer Equipment. Seller shall deliver to Buyer at the Closing a list of computer servers and networked CPUs (the "Computers") then in use in the Franchised Businesses (other than any items excluded under Section
1.3.4 above). The list shall include one Computer per full-time employee of Seller and the servers in each networked office of Seller. The list shall indicate the configuration for each Computer. The parties shall determine, by reference to Franchisor's most recent written specifications for franchised offices, as listed in Schedule 5.9.5, which Computers do not meet Franchisor's specifications (i.e., are "out of spec") as of the Closing. For each "out of spec" Computer, the parties shall determine the date of the earliest specification date of the Franchisor which the Computer failed to meet. For each month that such Computer has been "out of spec," Seller shall reimburse Buyer one thirty-sixth of Buyer's cost of a replacement Computer. At Seller's request and expense, within ninety (90) days after the Closing Date, Buyer shall ship to Seller each "out of spec" Computer with respect to which Seller is obligated to make a payment to Buyer under this Section 5.9.5.

         5.10 Franchise Fees, Etc. Seller, Buyer and Franchisor shall calculate and pay in accordance with Section 5.1: (i) the amount of any unpaid (or overpaid) royalty-service fees and unpaid (or overpaid) advertising-promotion fees due to Franchisor under the Franchise Agreements as of the Closing Date;
(ii) the amount of any undisputed monies owed by Seller to Franchisor or its affiliates (other than Products, as provided in Section 5.5) as of the Closing Date for course materials, products, supplies, or other goods or services purchased for use or resale in the Franchised Businesses; and (iii) the amount of any undisputed transfer fees or other undisputed amounts owed to Seller by Franchisor and its affiliates under the Franchise Agreements as of the Closing Date. With respect to clause (i) above: (x) the deposits referred to in Section
1.2.4 and any other funds transferred by Seller to Buyer and its affiliates at Closing on which Seller have not previously paid royalty-service fees and advertising-promotion fees shall not be subject to such fees; (y) any royalty-service fees and advertising-promotion fees previously paid to Franchisor on amounts payable by Seller under Section 1.2.4 or this Section 5 shall be credited back to Seller at Closing; and (z) any post-Closing payments made by Buyer to Seller under Sections 5.2 and 5.3 shall be subject to royalty-service fees and advertising-promotion fees which shall be paid by Seller.

6. Allocation of Purchase Price. In accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, the Purchase Price shall be allocated in the manner set forth in Schedule 6 to this Agreement. Seller, the Stockholders, and Buyer each covenants and warrants that: (i) in no tax return filed by it or any of its respective successors or assigns shall the allocation of the Purchase Price be treated or reported inconsistently with or differently from the allocation of the Purchase Price set forth in Schedule 6, unless such change in allocation is the result of a determination by a taxing authority for that year or a preceding year; and (ii) in no tax audit, tax examination, tax or compliance review or tax litigation, will it or any of its respective successors or assigns claim or assert that the allocation of the Purchase Price is or should be inconsistent with or different from that set forth in Schedule 6, unless as a result of a determination made by a taxing authority in a preceding year. The parties agree to file all appropriate Internal Revenue Service forms with their respective Federal income tax returns for their respective tax year in which the Closing Date occurs.

7. Closing Deliveries. The Closing shall take place within the time provided in the Option Agreement, or such other date as may be mutually agreed upon by the parties. The following events shall occur at the Closing:

         7.1. Buyer shall deliver to Seller the amount required under Section
4.1.

         7.2 Buyer shall execute and deliver the Note.

         7.3 Buyer shall cause the Public Parent to execute and deliver the Guaranty.

         7.4 Seller shall execute and deliver to Buyer a Bill of Sale for the Assets in the form of Exhibit D to this Agreement.

         7.5 Seller shall deliver to Buyer a good standing certificate from its state of incorporation and from each state in which the Seller has qualified to do business, each current as of a date not more than five days before the Closing Date.

         7.6 Seller shall deliver to Buyer a shareholder consent authorizing Seller's entry into and performance of this Agreement, executed by shareholders who collectively possess at least the minimum voting power required under Seller's governing documents and the law of the state of its incorporation to authorize such action by the Seller.

         7.7 Seller shall execute and deliver a certificate in the form of Exhibit E to this Agreement (the "Seller's Certificate").

         7.8 With respect to each Lease, Seller shall execute and deliver a Lease Assignment, signed by the lessor; and if applicable, Buyer and/or an affiliate of Buyer shall execute and deliver a guaranty of the lessee's obligations under the Lease. If Seller is unable to obtain the lessor's consent to a lease assignment after diligent effort as provided in Section 3.2, the Seller shall execute and deliver at the Closing a sublease for the premises on the same terms as Seller's lease, in a form mutually acceptable to the parties. If the Seller is unable to deliver either the lessor's consent to the Lease Assignment or a sublease for the premises, Seller shall deliver evidence acceptable to Buyer that Seller has made arrangements for Buyer to occupy premises of equivalent quality at no higher cost to Buyer, and Seller shall reimburse Buyer for moving costs as provided in Section 15.4 below; provided, however, if the aggregate cost and expenses which will be incurred by Seller, as reasonably estimated by Seller, arising from its inability to obtain consents of landlords (including any costs of Buyer required to be reimbursed by Seller pursuant to Section 15.4 hereof), together with any costs incurred by Seller under Section 7.9 below, will exceed $100,000 in the aggregate, then Seller shall have the option of terminating this Agreement and the parties' obligations hereunder.

         7.9 Seller and Buyer shall execute an Assignment and Assumption Agreement with respect to the Assumed Contracts and other liabilities expressly assumed by Buyer under Section 3 above (collectively, the "Assumed Obligations"), in the form of Exhibit F to this Agreement; and Seller shall deliver to Buyer any consents of third parties which may be necessary for the assignment and assumption of the Assumed Obligations, to the extent such written consents have been obtained. Seller agrees to exercise its reasonable best efforts to obtain such third-party consents. If Seller is unable to deliver a third-party consent to the assignment of an Assumed Contract, Seller shall deliver evidence acceptable to Buyer that Seller has made substitute arrangements for Buyer substantially similar to the Assumed Contract, at Seller's expense; provided, however, that if the aggregate cost and expenses which will be incurred by Seller, as reasonably estimated by Seller, together with any costs of Seller incurred under Section 7.8 above, will exceed $100,000 in the aggregate, then Seller shall have the option of terminating this Agreement and the parties' obligations hereunder.

         7.10 Seller shall execute and deliver such documents as Buyer may reasonably request to better evidence the transfer of the rights referred to in
Section 1.2.6 hereof.

         7.11 Seller shall deliver the written consents of all other persons, if any, whose approval or consent to the performance of this Agreement by Seller and the Stockholders or to transfer of the Assets is legally or contractually required to the extent such third party consents have been obtained (which Seller agrees to exercise its reasonable best efforts to so obtain); provided, however, if any such written consents, which, in the aggregate, would have a material adverse effect on the operations of the Franchised Businesses, then Buyer will have the option of terminating this Agreement and the parties' obligations hereunder.

         7.12 Seller, the Stockholders, Buyer and Franchisor shall execute a Mutual Release in the form of Exhibit G to this Agreement. Buyer shall also cause Products and any other affiliates of Buyer that Seller may reasonably identify to execute the Mutual Release.

         7.13 Seller shall deliver certificates of insurance satisfactory to Buyer demonstrating that Seller has the insurance coverage described in Section
8.15 below.

         7.14 Seller shall deliver signed releases for each of the liens listed in Schedule 8.5 to this Agreement (or payoff letters from the respective lien holders, addressed to and in a form acceptable to Buyer, confirming the amount due from Seller as of Closing and committing to release the liens upon payment of such amount).

         7.15 Buyer shall execute and deliver a certificate in substantially the form of Exhibit E to the Agreement to confirm the continued accuracy of its representations and warranties contained herein as of the Closing Date.

8. Representations and Warranties of Seller and the Stockholders. Seller and the Stockholders, jointly and severally, represent and warrant to Buyer and Franchisor that:

         8.1 Seller has been duly organized and is validly existing and in good standing under the laws of the state of its incorporation. Seller has qualified to do business in each jurisdiction where it is carrying on the Franchised Businesses, except where the failure to qualify to do business would not have a material adverse effect on the Franchised Businesses.

         8.2 The issued and outstanding stock of Seller is owned of record and beneficially by the persons and entities shown on Schedule 8.2, and there are no other shareholders. The execution, delivery, and performance of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant to this Agreement has been duly authorized by the board of directors of Seller, and all necessary stockholder action under Seller's bylaws and state law has been taken for approval of the execution and delivery of this Agreement by the Seller, performance of the terms of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by Seller or either Stockholder in connection with the consummation of the transactions contemplated hereunder.

         8.3 Except for the requirement to obtain consents to assignment of the Leases, the execution and delivery of this Agreement, Seller's performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of Seller's and the Stockholders' knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which Seller or either Stockholder is a party, or by which Seller or either Stockholder may be bound, which breach, default or violation would have a material adverse effect on the Franchised Businesses.

         8.4 This Agreement and the other agreements and transactions contemplated herein to which Seller or either Stockholder is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of Seller or the Stockholder, enforceable in accordance with its terms.

         8.5 Seller owns the Assets free and clear of any and all liens, security interests, claims and encumbrances other than (i) the liens in favor of existing lenders and creditors of Seller listed in Schedule 8.5 to this Agreement; and (ii) liens created by operation of law for taxes which are not yet due and payable.

         8.6 All furniture, fixtures and equipment that Seller was using in the Franchised Businesses as of the date of execution of the Option Agreement remain in operation in the Franchised Businesses. Otherwise, Seller makes no representation as to such furniture, fixtures and equipment, which are transferred to Buyer "as is."

         8.7 Except as reflected on Schedule 8.7, Seller and the Stockholders are not in breach or default of any contract or other commitment to Buyer, Franchisor, or third parties, including without limitation the Franchise Agreements and the Option Agreement, which would have a material adverse effect on the Franchised Businesses.

         8.8 Seller has not engaged a broker in connection with any transaction represented by this Agreement.

         8.9 Except as reflected in Schedule 8.9, there is no material claim, investigation, litigation, arbitration, or enforcement proceeding pending or, to the knowledge of Seller or either Stockholder, threatened against any Seller or the Franchised Businesses.

         8.10. Seller has previously delivered to Buyer copies of its federal income tax returns for calendar years_____ and______, its unaudited, reviewed balance sheets dated__________ and ___________, and its unaudited, reviewed profit-and-loss statements for the years ending __________ and____________ (collectively, the "Financial Statements"). To the best of Seller's and the Stockholders' knowledge, the Financial Statements reflect or provide for all material claims against, and all material debts and liabilities relating to, the Franchised Businesses, fixed or contingent, as of the dates of the Financial Statements and for the periods covered by them, to the extent to be required to be reflected in accordance with generally accepted accounting principles, consistently applied. Except as reflected in Schedule 8.10, to the best of Seller's and the Stockholders' knowledge, there has not been any change since the date of the latest balance sheet which has materially and adversely affected the Franchised Businesses or the Assets or the financial condition or results of operation of Seller.

         8.11 Seller has timely filed all federal, state, local, and foreign income, franchise, payroll, sales, property, and other tax returns which were required to be filed prior to the date of this Agreement, and have made payment of all taxes shown by those returns to be due and payable. Each such return was prepared in compliance with all applicable laws and regulations, and all such returns are true and accurate in all material respects.

         8.12 To the best of Seller's and the Stockholders' knowledge, Seller has all requisite power and all necessary permits, certificates, contracts, approvals and other authorizations required by federal, state, city, county or other municipal bodies to own, lease, and use the Assets and to operate the Franchised Businesses in the manner in which it is presently operated.

         8.13 Except as reflected on Schedule 8.13, neither Seller nor any Stockholder has received any notice or is aware of any allegation of any failure to comply with applicable local, state, or federal laws, regulations, ordinances, administrative orders, or judicial orders in connection with the operation of the Franchised Businesses and ownership and use of the Assets. Except as reflected on Schedule 8.13, to the best of Seller's and the Stockholders' knowledge, there are not now and have not been any failures to comply with such laws or orders.

         8.14 Except for the liabilities expressly assumed by Buyer under
Section 3, Seller and the Stockholders have no knowledge of any agreements, leases, contracts, charges, encumbrances or restrictions applicable to Seller or the Assets on or before the Closing Date which would restrict Buyer's use or right to use any of the Assets or will create obligations for which Buyer will be liable.

         8.15 Seller has maintained liability insurance coverage equal to or exceeding Franchisor's minimum requirements for any claims which may have arisen or causes of action which may have accrued during Seller's ownership and/or operation of the Assets and the Franchised Businesses. Such liability insurance is of the "occurrence" type, so that if the policies are discontinued by Seller after the Closing, coverage will nevertheless continue at the same policy limits (subject to the terms and conditions of such policies) with respect to such claims and causes of action.

         8.16 Schedules 1.2.2 and 1.2.9 together constitute a complete and accurate list of all written and oral contracts, agreements, leases, or other commitments (including the Franchise Agreement, the Leases, and the Assumed Contracts) relating to the Franchised Businesses as of the date of this Agreement (the "Contracts"), other than the contracts described in clause (ii) of Section 1.2.9. All of the Contracts have been entered into in the ordinary course of business. Except as otherwise disclosed in Schedules 1.22 and 1.2.9, each of the Contracts: (i) constitutes a valid and binding obligation of Seller and, to the best of Seller's and each Stockholder's knowledge, of the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally); (ii) is in full force and effect; and (iii) will remain in effect until the Closing Date, except for those Contracts which by their terms will expire prior to the Closing Date. Seller has performed its obligations under each of the Contracts, and to the best of Seller's and each Stockholder's knowledge, no other party to any of the Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Seller or, to the best of Seller's and each Stockholder's knowledge, by any such other party. Complete and correct copies of each of the Contracts, together with all amendments thereto, have been made available to Buyer for its due diligence review.

         8.17 To the best of Seller's and each Stockholder's knowledge, the real property subject to the Leases (the "Offices") has not been used for the disposal of any hazardous substances. Seller has not transported, caused to be transported, stored or caused to be stored at the Offices, in any buildings, containers, on the surface or underground, any solid, liquid, semi-solid or gaseous hazardous substances. Except as disclosed in Schedule 8.17, during the time Seller has operated the Franchised Businesses, there have been no material discharges, releases, leaks, emissions, injections, escapes, dumping or spills of hazardous substances onto the premises of the Offices, or the soil or groundwater associated with such premises.

         8.18 Schedule 8.18 is a list of all persons currently employed by Seller in the Franchised Businesses (the "Employees"). Except as indicated in
Schedule 8.18 hereto, Seller and the Stockholders represent and warrant the following:

                  8.18.1 Schedule 8.18 accurately and completely shows the Employees' current rates of compensation, including bonuses. Seller has no oral or written understandings with any Employee that permit the Employee to be employed for a term or that otherwise relate to terms or conditions of such Employee's employment which Buyer will be required to assume. Except to the extent consistent with Section 5.5, Seller and the Stockholders have made no promises or representations to any of the Employees that Buyer would employ them or would continue in effect any benefit to which they may now be entitled or believe themselves to be entitled, or would pay or grant any bonus or benefit which any Employee may have accrued during his or her employment by Seller. Seller and the Stockholders have made no promises or representations to any of the Employees concerning bonuses that are inconsistent with the bonus plans disclosed by Seller to Buyer.

                  8.18.2 Seller is not a party to or otherwise bound by any consent decree with, or citation by, any government authority relating to present or former employees or employment practices, wages, hours, and terms and conditions of employment. Except as otherwise provided in Section 5.5, Seller has paid in full to all of its present and former employees, or accrued in its financial books and records, all wages, salaries, commissions, bonuses, benefits, and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law. Seller is not liable for any notice of termination, severance pay or other payments to any present or former employee arising from the termination of employment nor to any ex-employee in respect of any right to reinstatement, and Seller will not have liability under any benefit or severance policy, practice, agreement, plan or program which exists or arises, or may be deemed to exist or arise, and under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by Seller of any persons employed by Seller on or prior to the date hereof.

                  8.18.3 Seller has not made any agreements with any labor union or employee association or made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements, and Seller is not aware of any current attempts to organize or establish any labor union or employee association relating to the Franchised Business or of any such attempt in the past.

                  8.18.4 There are no unfair labor practice, successor employer or related employer applications, charges or complaints pending or, to the best of Seller's knowledge, threatened against or otherwise affecting Seller.

                  8.18.5 There is no labor strike, work slow-down, work stoppage, dispute, lockout or other labor controversy in effect or threatened against or otherwise affecting Seller, and Seller has not ever experienced any such labor controversy.

                  8.18.6 Seller and the Stockholders have received no notice of and are not aware of any employee grievance or any allegations of sexual harassment, wrongful termination, or unlawful discrimination by any employee or former employee of Seller. Seller has made due inquiry of its management personnel of the existence of any such matters.

                  8.18.7 No action, suit, complaint, charge, arbitration, inquiry, prosecution, proceeding or investigation by or before any court, administrative agency, commission or tribunal brought by or on behalf of any employee, labor organization or other representative of the Employees of Seller is pending or threatened against Seller including, without limitation, any labor relations board.

         8.19 Schedule 8.19 lists all Employee Pension Benefit Plans, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all Employee Welfare Benefit Plans, as that term is defined in Section 3(1) of ERISA, which Seller has maintained or contributed to for the benefit of any current or former employees of Seller (collectively, the "Employee Benefit Plans"). Seller and the Stockholders represent, except as indicated in Schedule 8.19, with respect to the Employee Benefit Plans:

                  8.19.1 None of the Employee Benefit Plans is a "defined benefit pension plan," as that term is defined in Section 3(35) of ERISA. Seller has never contributed to or been required to contribute to any such plan.

                  8.19.2 Each Employee Benefit Plan (and each related trust or insurance contract) substantially complies with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC"). All reports and plan descriptions required to be filed or distributed prior to the Closing Date have been timely filed or distributed.

                  8.19.3 Each Employee Pension Benefit Plan meets the requirements of a "qualified plan" under IRC Section 401(a).

                  8.19.4 Seller has no current obligation to make group medical coverage available to employees, former employees, or any of their beneficiaries under Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B.

                  8.19.5 Seller's board of directors adopted a resolution before Closing to terminate the Employee Benefit Plans, and Seller will take steps as soon as administratively feasible after the Closing to formalize such termination.

                  8.19.6 No action or failure to take action by Seller prior to the Closing, including the consummation of the transactions contemplated hereby, has created or will create (i) any lien in favor of the Pension Benefit Guaranty Corporation or any other person upon any of the Assets or (ii) any obligation or liability to any employee of the Franchised Businesses in respect of any Employee Benefit Plan.

         8.20 Except for sales tax obligations specifically disclosed by Seller to Buyer and paid or otherwise discharged by Seller, no sales tax, use tax, excise tax, transfer tax, recording fee or other tax or fee of a material nature (other than income taxes due and owing by Seller) will be payable by Seller or Buyer to any governmental agency based on the transfer of the Assets from Seller to Buyer.

         THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 12 AND SECTION 23 BELOW, EXCEPT THAT (i) SECTIONS 8.11 AND 8.13 SHALL SURVIVE FOR TWO YEARS OR UNTIL EXPIRATION OF THE STATUTE(S) OF LIMITATIONS APPLICABLE TO THE MATTERS REFERRED TO IN THOSE SECTIONS, WHICHEVER IS LONGER; AND (ii) SECTION 8.19 SHALL SURVIVE FOR TWO YEARS OR UNTIL ONE YEAR AFTER SELLER'S RECEIPT OF A FAVORABLE DETERMINATION LETTER FROM THE INTERNAL REVENUE SERVICE AS TO TERMINATION OF THE EMPLOYEE BENEFIT PLANS, WHICHEVER IS LONGER.

9. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Stockholders that:

         9.1 Buyer has been duly organized and is validly existing and in good standing under the laws of the state of Delaware.

         9.2 The execution, delivery, and performance of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement has been duly authorized by the members of Buyer, and all necessary member action under Buyer's operating agreement and state law has been taken for approval of the execution and delivery of this Agreement by Buyer, performance of the terms of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by Buyer in connection with the consummation of the transactions contemplated hereunder.

         9.3 The execution and delivery of this Agreement, Buyer's performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of Buyer's knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which Buyer is a party, or by which Buyer may be bound.

         9.4 This Agreement and the other agreements and transactions contemplated herein to which Buyer is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms.

         9.5 Buyer has not engaged a broker in connection with any transaction represented by this Agreement.

         THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 12 AND SECTION 23 BELOW. In the event Buyer assigns its rights under this Agreement to a subsidiary formed for the purpose of carrying out the transactions contemplated hereunder, the above representations and warranties shall be deemed to have been made jointly and severally by Buyer and such subsidiary.

10. Obligations Pending the Closing. Seller and the Stockholders shall comply with all of the covenants in Section 8 of the Option Agreement through the Closing Date. In addition, Seller shall not: (i) increase the compensation or employee benefits of any employee of the Franchised Businesses without the written consent of Buyer, which shall not be unreasonably withheld, or (ii) except in the ordinary course of business consistent with Seller's past practices, offer or permit any special inducements for course sign-ups. Seller shall promptly notify Buyer of any material adverse change in the Franchised Businesses that occurs prior to the Closing Date.

11.      [Omitted].

12.      Restrictions on Competition, Solicitation, and Hiring.

         12.1 Seller and the Stockholders shall not, either directly or indirectly through any other person or entity, without Buyer's prior written consent:

                  12.1.1 For a period of four (4) years from the Closing Date, own, manage, operate, be employed by, or provide advice or assistance to any person or organization engaged in test preparation, tutoring, counseling, or any other business activity in which Buyer or its affiliates has engaged, is engaged, or is actively developing as of the Closing.

                  12.1.2 For a period of one (1) year from the Closing Date, own, manage, operate, be employed by, or provide advice or assistance to any person or organization engaged in any business activity which Franchisor designates after the Closing as part of the TPR Method but which Buyer and its affiliates were not engaged in or actively developing as of the Closing.

         12.2 Sections 12.1.1 and 12.1.2 shall apply within one hundred (100) miles of the primary site location of any company-owned or franchised business operated under the TPR Method. Sections 12.1.1 and 12.1.2 shall apply to any means that may be used to engage in the activities prohibited under Sections
12.1.1 and 12.1.2, including but not limited to live instruction or other in-person services, synchronous or asynchronous online instruction or services, and paper or electronic publishing.

         12.3 Section 12.1 does not prohibit the Stockholders from entering into an employment or consulting arrangement with any independent franchisee of Franchisor that is operating under the TPR Method, provided that (i) such Stockholder neither holds nor obtains any ownership interest in such independent franchisee or the business operated under the TPR Method, and (ii) such arrangement shall cease if the independent franchisee ceases to operate under the TPR Method for any reason. Buyer agrees that neither Stockholders' existing ownership interest in the Mexican Joint Venture nor the direct or indirect interest of the Stockholders in Princeton Review, Inc. shall be deemed to violate the provisions of this Section 12.

         12.4 Neither Seller nor the Stockholders shall retain, copy, or use after the Closing any customer list, prospect list, or instructor list related to the Franchised Businesses or the TPR Method to which any of them had access prior to the Closing. For a period of four (4) years from the Closing Date, no advertising or promotional materials published or broadcast in any third party media or disseminated by mass mailing for any other business or organization in which Seller or the Stockholders may be involved after the Closing shall identify Seller or the Stockholders as a former "The Princeton Review" franchisee or otherwise refer to the Franchised Businesses or the relationship with Franchisor before the Closing. This Section 12.4 does not prohibit either Stockholder from including in any non-promotional biographical profile the fact that he is a former owner of a THE PRINCETON REVIEW(R) franchise.

         12.5 Except as permitted under the last sentence of this Section 12.5, for a period of two (2) years from the Closing Date, hire any person who worked for Buyer, its affiliates, or the Franchised Businesses as of the Closing Date or at any time within six (6) months before the Closing Date, and for two additional years after the expiration of such two-year period, hire any such person without complying with Franchisor's employee transfer policy as it existed on the Closing Date. Notwithstanding the previous sentence, Seller and the Stockholders may hire (i) any person who voluntarily left his or her employment with Buyer or its affiliates at least six (6) months before being contacted by Seller and the Stockholders for the purpose of discussing possible employment; and (ii) any person whose employment was terminated by Buyer or its affiliates before the person was contacted by Seller and the Stockholders for the purpose of discussing possible employment.

         12.6 For a period of four (4) years from the Closing Date, directly or indirectly induce, or attempt to influence, any employee of Franchisor, Buyer, or their affiliates to terminate his or her employment. This provision shall not be construed as a waiver of any rights or claims that Buyer, Franchisor, and their affiliates may have against Seller or the Stockholders as a result of a breach by any person of an employment or other agreement with Franchisor, Buyer, or their affiliates after the end of such four-year period. Any hiring of an employee or former employee of Franchisor, Buyer, or their affiliates that complies with Section 12.5 above shall not be deemed to violate this Section 12.6.

         12.7 If in any dispute over this Section 12 an arbitrator or court deems any provision of this Section 12, as written, to be unreasonable and unenforceable under applicable law, the parties agree that the arbitrator or court shall reduce the scope of the provision or strike the provision from this Agreement in order that this Section 12 may impose the maximum duty permitted by applicable law. Seller and the Stockholders agree that they will remain bound by this Section 12 as so modified by the arbitrator or court.

         12.8 Notwithstanding anything to the contrary contained herein, if Buyer should default on any payment obligation in respect to the Note and such default shall remain uncured for a period of one (1) year after written notice of default is provided to Buyer, then the provisions of Section 12.1 shall immediately terminate and be of no further force or effect at anytime thereafter.

13.      Indemnification.

         13.1 Without limiting any of their other obligations under this Agreement, Seller and the Stockholders, jointly and severally, agree to indemnify and hold harmless Buyer, Franchisor, their affiliates, and their respective officers, directors, shareholders and employees against and from any loss, liability, damages, cost or expense (including, but not limited to, reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of either Seller or Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; (ii) any material failure to perform with respect to any of the covenants, conditions or agreements of Seller or either Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Businesses up to the Closing Date.

         13.2 Buyer agrees to indemnify and hold harmless Seller and the Stockholders against and from any loss, liability, damages, cost or expense (including but not limited to reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of Buyer, Franchisor, and their affiliates set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement;
(ii) any material failure to perform with respect to any of the covenants, conditions or agreements of Buyer set forth in the Option Agreement, this Agreement or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Businesses by Buyer on and after the Closing Date (including performance by Buyer after the Closing Date of the obligations of Seller expressly assumed by Buyer pursuant to this Agreement).

         13.3 All claims for indemnification under Sections 13.1 and 13.2 above must be submitted within two (2) years after the Closing, except that a claim by Buyer with respect to the representations and warranties in Sections 8.11, 8.13, and 8.19 may be submitted at any time before the expiration of the time provided in the boldface statement at the end of Section 8. If any party becomes aware of any claim in respect to which it believes it is entitled to indemnification pursuant to this Agreement (a "Claim"), such party (the "Claiming Party") shall give written notice of the Claim to Seller and the Stockholders or to Buyer, as appropriate (the "Indemnifying Party"), within ninety (90) days after the Claiming Party becomes aware of the Claim. In the case of a Claim based on a loss or liability asserted against the Claiming Party by a third party, the Indemnifying Party shall have thirty (30) days from its receipt of notice of the Claim to assume defense of the Claim, and if the Indemnifying Party fails to assume the defense within such thirty-day period the Claiming Party shall have the right to contest, settle, or pay the claim, in the Claiming Party's sole discretion. Failure to provide timely notice of a Claim: (i) will not prohibit the Claiming Party from conducting its own defense (including hiring its own legal counsel); and (ii) will relieve the Indemnifying Party from any obligation to indemnify for that particular Claim, to the extent the Indemnifying Party is prejudiced by failure to receive notice. The Claiming Party and the Indemnifying Party shall cooperate fully with each other with respect to all Claims subject to indemnification, and shall keep each other fully advised with respect thereto, including supplying copies of all relevant documentation promptly as it becomes available.

         13.4 Notwithstanding anything to the contrary in this Section 13, payment of a Claim to the Indemnified Party shall not be due until such time as the aggregate amount of all pending Claims made by the Indemnified Party exceeds $10,000. Any Claims that remain unpaid solely on account of this provision as of the expiration of the two-year period specified in Section 13.3 shall be deemed waived. In addition, the aggregate amount of Claims shall be subject to an indemnification maximum in an amount equal to the greater of (i) eighty percent (80%) of the original principal amount of the Note ; or (ii) One Million Dollars ($1,000,000). To the extent that any Claim arises out of a failure of Seller to list all of the contracts required to be listed in Schedule 1.2.9 pursuant to the provisions of Section 1.2.9 hereof, the first sentence of this Section 13.4 shall not apply.

14. Assignment of Franchise Agreement. Seller and Franchisor agree that upon consummation of this transaction, Seller's and Stockholders' interest in the Franchise Agreement will be deemed assigned to Buyer. Seller and the Stockholders will have no further rights or obligations thereunder, except for the post-term covenant not to compete and the post-term obligations of Seller and the Stockholders to: (i) return all materials containing confidential information about Franchisor or the TPR Method; (ii) discontinue use of such confidential information; and (iii) cease all use of the Proprietary Marks and the TPR Method licensed under the Franchise Agreement.

15. Post-Closing Obligations of Seller and the Stockholders. In addition to any other post-Closing obligations of Seller and the Stockholders set out in this
Agreement:

         15.1 Seller and the Stockholders shall retain and carry out all responsibility for the administration, reporting, continuation, and termination of the Employee Benefit Plans. The parties acknowledge that Buyer is acquiring no liability with respect to the Employee Benefit Plans and no interest in any profit-sharing plan funds or similar funds held for the benefit of Sellers' employees under the Employee Benefit Plans.

         15.2 Seller shall timely file all federal, state, and local income, franchise, payroll, sales, property, and other tax returns relating to Seller or the Franchised Businesses for the period through the Closing which become due on or after the Closing; shall timely pay all taxes shown by such returns to be due and payable, together with any interest or penalties which may be assessed by taxing authorities on any taxes which were not timely paid; and, upon Buyer's request, shall deliver to Buyer copies of all tax clearance letters and closing notices received from government authorities which relate to Seller or the Franchised Businesses. Buyer shall cooperate with Seller in satisfying its obligations under this Section 15.2 by providing such copies, documents and information as are reasonably necessary.

         15.3 At Buyer's request, without further consideration, Seller and the Stockholders will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer may reasonably require for the transfer of the Assets.

         15.4 As provided in Section 7.8, if Seller fails to deliver at Closing a fully-executed lease assignment or a sublease with respect to any of the existing business premises of the Franchised Businesses, then without limiting the obligations of Seller and the Stockholders under Section 13.1, Seller shall promptly reimburse Buyer (i) for any and all out-of-pocket costs that Buyer may incur as a result of relocating to comparable premises, and (ii) for any loss of business suffered by Buyer due to an interruption in the Franchised Businesses in order to relocate.

         15.5 As provided in Section 7.9, if Seller fails to deliver at Closing a third-party consent required for assignment of an Assumed Contract, then without limiting the obligations of Seller and the Stockholders under Section 13.1, Seller shall promptly reimburse Buyer (i) for any and all out-of-pocket costs that Buyer may incur to obtain substitute arrangements for the non-assignable Assumed Contract, and (ii) for any loss of business suffered by Buyer due to an interruption in the Franchised Businesses caused by the non-assignability of the Assumed Contract.

16. Post-Closing Obligations of Buyer. In addition to any other post-Closing obligations of Buyer set out in this Agreement:

         16.1 Buyer shall retain Robert Case and Kevin Campbell as consultants for three (3) months from the Closing. In consideration of their services under this Section 16.1, Buyer agrees to pay to each Mr. Case and Mr. Campbell proportional compensation for the consulting period based on an annual salary of One Hundred Thousand Dollars ($100,000).

         16.2 Buyer shall furnish copies or permit access by Seller and its accountants and legal counsel, upon reasonable notice and during regular business hours, to any of Seller's records delivered to Buyer as a part of the Assets.

         16.3 At Seller's request, without further consideration, Buyer will execute and deliver such further evidence as Seller may reasonably require of Buyer's assumption of responsibility for the items specified in clauses (i) and
(ii) of Section 3.

         16.4 If required under Section 4.2.1, Buyer or the Guarantor shall cause the entity or entities succeeding to its or their interest in the TPR Business to execute and deliver the Guaranty or to assume the Note.

         16.5 For a period of two years following the closing, Buyer shall permit each of the Stockholders to continue to use their respective e-mail addresses, robcase@review.com and kevincampbell@review.com, provided that they are not in default of any of the provisions under Section 12 hereof. The Stockholders agree that such e-mail accounts shall be used solely for purposes consistent with the letter and spirit of this Agreement and that Buyer and its affiliates shall have no liability to them for any interruption of service caused by circumstances beyond Buyer's reasonable control.

17. Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, by overnight courier, or by facsimile transmission, or on the third day after mailing if mailed by express mail or its equivalent, postage prepaid, return-receipt requested, if available, as follows:

         (a)   To Seller and                Mr. Rob Case the
               Stockholders:                T.S.T.S., Inc.
                                            Dobie Mall 2025 Guadalupe-Suite 148
                                            Austin, TX 78705

               with a copy to:              Mike Rogers
                                            Gardere Wynne Sewell & Riggs, L.L.P.
                                            1000 Louisiana, Suite 3400
                                            Houston, TX 77002-5007

         (b)   To Buyer and/or Franchisor:  Mr. Mark Chernis
                                            Princeton Review Management, L.L.C.
                                            2315 Broadway
                                            New York, New York 10024

               with a copy to:              David W. Koch
                                            Wiley, Rein & Fielding
                                            1776 K Street, N.W.
                                            Washington, D.C.  20006

or to such other address as any party shall have designated by a notice in writing so delivered to the other parties. Notices directed to Seller and the Stockholders as indicated above shall be effective as to all of Seller and the Stockholders, whether or not they receive notice individually. Notices to counsel unaccompanied by notices to principals shall not constitute notice.

18. Entire Agreement. This Agreement, together with its Schedules and Exhibits and the Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations, understandings and agreements between the parties concerning the same subject matter, other than the Option Agreement, are merged herein. This Agreement may not be modified or rescinded except in a written instrument signed by all of the parties hereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to New York principles of conflicts of laws.

21. Costs and Expenses. Except as specified in Section 20 of the Option Agreement, each party shall bear its own legal and other costs and expenses in connection with the negotiation, preparation, and execution of this Agreement and the performance of the transactions contemplated hereby. Seller and the Stockholders agree to indemnify and hold Buyer and Franchisor harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against Seller and the Stockholders. Buyer agrees to indemnify and hold Seller and the Stockholders harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against Buyer or Franchisor.

22. Survival of Representations. The parties agree that no action or arbitration may be brought based on the alleged breach of any representation or warranty set forth in Sections 8 and 9 of this Agreement unless such action or arbitration is commenced within two (2) years after the Closing Date, except that an action by Buyer with respect to the representations and warranties in Sections 8.11 and
8.13 may be brought at any time before the expiration of the statute(s) of limitations applicable to the matters referred to in Sections 8.11 and 8.13.

23. Arbitration. Any dispute relating to this Agreement or the Note shall, if the amount in dispute is less than $250,000, be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration proceeding shall be conducted in New York City. All matters within the scope of the Federal Arbitration Act of the United States (9 U.S.C. sec. 1 et seq.) shall be governed by the Act. The parties shall jointly select a neutral person to serve as the arbitrator, but if the parties have not agreed on the arbitrator within 30 days after the date of the demand for arbitration, the arbitrator shall be appointed in accordance with AAA rules. The arbitrator shall have no authority to award exemplary, punitive, or special damages, and each party shall be limited to the recovery of any actual damages sustained by it (and costs and attorneys' fees, as provided below). The award of the arbitrator shall be conclusive and binding on all parties to this Agreement, and judgment on the award may be entered in any court of competent jurisdiction. Nothing herein shall be construed or interpreted to prevent any party from commencing appropriate litigation in any court of competent jurisdiction to secure specific performance or equitable relief of any kind for breach of this Agreement.

24. Prevailing Party Fees and Costs. The prevailing party or parties in any arbitration or litigation involving this Agreement will be entitled to recover from the losing party or parties its or their reasonable costs and expenses arising out of or incurred by reason of the action or arbitration, including but not limited to reasonable attorneys fees, AAA administrative fees, and arbitrators fees.

                            [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.


T.S.T.S., INC.

By:_______________________________________

Its:______________________________________



ROBERT O. CASE, Individually

__________________________________________



KEVIN D. CAMPBELL, Individually

__________________________________________



PRINCETON REVIEW OPERATIONS, L.L.C.

By:      _____________________________
         Mark Chernis
         Chief Operating Officer



PRINCETON REVIEW MANAGEMENT, L.L.C.

By:      _____________________________
         Mark Chernis
         Chief Operating Officer

                                  SCHEDULE 1.2
                              VALUATION OF ASSETS

                                                                 ALLOCATION WITHIN
AGREEMENT                                                        PURCHASE PRICE              CLOSING
PROVISION          ASSET/RIGHT                                   (SEE SCHEDULE 6)            ADJUSTMENT
---------          -----------                                   ----------------            ----------
1.2.1              Leasehold improvements,                       Seller's book value         Section 5.8.4
                   FF&E, signs, etc.

1.2.2              Leases                                        Zero allocation             None

1.2.3              Course materials, promotional materials,      Zero allocation             Section 5.8.2, 5.8.3
                   books, etc.

1.2.4              Deposits and accounts receivable              Zero allocation             1.2.4

1.2.5              Revenues for courses/tutoring in progress     Zero allocation             Section 5.2, 5.3

1.2.6              Rights to telephone numbers, web sites,                                   None
                   etc.

1.2.7              Franchise rights, patents, copyrights,        Sellers' book value         None
                   trade secrets, etc.

1.2.8              Goodwill                                      All residual amounts        None

1.2.9              Permits and businesses licenses               Sellers' book value         None

1.2.10             All papers and records                                                    None

                                 SCHEDULE 1.2.2


                                     LEASES





Landlord:

Date of Lease:

Expiration of Current Lease Term:

Renewal Options:

Current Base Monthly Rent:

                                 SCHEDULE 1.2.9


                                ASSUMED CONTRACTS



I.         Contracts for Office Services



II.        Written Customer Contracts

                                 SCHEDULE 5.9.5


                        WRITTEN COMPUTER SPECIFICATIONS


                              PROCESSOR LIFE CHART

PROCESSOR                         MEMORY                       DATE EXPIRES
---------                         ------                       ------------
Pentium 133                       16meg                        12/31/1998
Pentium 166                       16meg                        3/31/1999
Pentium Pro 200                   32meg                        9/30/1999
Pentium 200 MMX                   32meg                        9/30/1999
Pentium 233 MMX                   32meg                        12/31/1999
Pentium II 233                    32meg                        3/31/2000
Pentium II 266                    32meg                        3/31/2000
Pentium II 300                    48meg                        9/30/2000
Celeron 333                       64meg                        6/30/2001
Pentium II 350                    64meg                        6/30/2001
Pentium II 400                    64meg                        9/30/2001
Pentium II 450                    64meg                        12/31/2001

                                   SCHEDULE 6


                          ALLOCATION OF PURCHASE PRICE

Agreement
Provision            Asset/Right                                                              Reference
---------            -----------                                                              ---------
1.2.1                Leasehold improvements, FF&E, signs, etc.                                See  Schedule 1.2

1.2.6                Rights to telephone numbers, web sites, etc.                                             $

1.2.7                Franchise rights, patents, copyrights, trade                             See  Schedule 1.2
                     secrets, etc.

1.2.8                Goodwill                                                                 See  Schedule 1.2

1.2.9                Permits and business licenses                                            See  Schedule 1.2

1.2.10               All papers and records                                                                   $

12                   Covenant Not to Compete - Seller**
                                                                                              -----------------
                                                                                              [TO BE INSERTED
                                                                                               WHEN PURCHASE
                                                                                                AGREEMENT IS
                                                                                                  EXECUTED]
                                                                                              =================
                     TOTAL PURCHASE PRICE**

 ** The Purchase Price does not include the amounts paid to the Stockholders for their individual Covenants Not to Compete under
         Section 12 of the Agreement. Neither the amount allocated to Seller's Covenant Not to Compete nor the amounts paid to the Stockholders under
         Section 4.1. of the Agreement is intended to be a limitation of the damages arising from a breach by Seller or the Stockholders.

                                  SCHEDULE 8.2


                             STOCKHOLDERS OF SELLER

                                  SCHEDULE 8.5


                                      LIENS

                                  SCHEDULE 8.7


                               MATERIAL BREACHES

                                  SCHEDULE 8.9


                               LEGAL PROCEEDINGS

                                  SCHEDULE 8.10


                                MATERIAL CHANGES

                                  SCHEDULE 8.13


                              COMPLIANCE WITH LAWS

                                  SCHEDULE 8.17


                             ENVIRONMENTAL MATTERS

                                  SCHEDULE 8.18


                              EMPLOYEES OF SELLER

                                  SCHEDULE 8.19


                             EMPLOYEE BENEFIT PLANS

EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION OF LEASE

     THIS ASSIGNMENT AND ASSUMPTION OF LEASE made as of the date set forth below by and between T.S.T.S., Inc., a Texas corporation having a usual place of business at [ ] ("Assignor"), and Princeton Review Operations, L.L.C., a Delaware limited liability company having a usual place of business at 2315 Broadway, New York, New York 10024 ("Assignee").

     WHEREAS, Assignee is purchasing substantially all of the assets of Assignor pursuant to the terms of that certain Purchase Agreement between the Assignor, Assignee, Robert O. Case, Kevin D. Campbell, and Princeton Review Management, L.L.C.;

     WHEREAS, in connection with the purchase and sale of the business, Assignor desires to assign to Assignee, and Assignee desires to accept from Assignor an assignment of that certain lease agreement set forth in Exhibit A (hereinafter called the "Lease") between the Assignor and the lessor described therein (hereinafter called "Landlord").

     NOW, THEREFORE, in consideration of ONE ($1.00) DOLLAR and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Assignor hereby assigns to Assignee all of Assignor's interest in the Lease, effective as of the Effective Date, subject, however, to the respective terms, covenants and conditions contained therein.

     2. Assignee accepts such assignment, effective as of the Effective Date, and agrees to assume all of the obligations and liabilities of the Assignor accruing or arising under the Lease from and after the Effective Date. Assignee does not assume any liability in connection with any actual or alleged breach or default by Assignor occurring before the Effective Date.

     3. This Assignment and Assumption of Lease shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

     4. The Landlord hereby consents to the within assignment by Assignor of its interest under the Lease to the Assignee and agrees that Assignor (and all guarantors of Assignor's obligations) shall have no further liability under the Lease.

     5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Lease to be duly executed and delivered under seal as of the effective date set forth below.

     Effective Date: As of the date of transfer of all or substantially all of the Assignor's assets to Assignee, but not later than_____________. Assignor and Assignee shall hold this instrument in escrow until a copy hereof, with the effective date marked hereon, shall be faxed or delivered to the Landlord.

T.S.T.S., INC.


By:__________________
Name:________________
Title:_________________


PRINCETON REVIEW OPERATIONS, L.L.C.


By:__________________
Name:________________
Title:_________________

 Consented to by:
[Name of Landlord]


By:__________________
Name:________________
Title:_________________

STATE OF TEXAS



____________, ss.                                     [DATE]


     Then personally appeared the above-named ____________________, the ___________ of T.S.T.S, Inc., and acknowledged the foregoing instrument to be his/her free act and deed, the free act and deed of T.S.T.S., Inc., before me,



                                                 _______________________________
                                                 Notary Public

                                                 My Commission Expires:_________

                                  EXHIBIT B TO

                            ASSET PURCHASE AGREEMENT

                          SUBORDINATED PROMISSORY NOTE


New York, New York

 $
  -------------------                               ------------------ ,----

     FOR VALUE RECEIVED,[MAKER'S NAME], a [DELAWARE] [LIMITED LIABILITY COMPANY] (the "Maker"), with principal offices at 2315 Broadway, New York, New York 10024, promises to pay to the order of T.S.T.S., Inc., a Texas corporation ("Lender"), with principal offices at 701 North Post Oak Road, Suite 8, Houston, Texas 77024, the principal sum of_________________ Dollars ($______________), with interest on the unpaid principal balance from time to time outstanding accruing at the rate of eight and one-quarter percent (8.25%) per annum until maturity and payable as set forth herein. Upon the occurrence of a Payment Default (as defined herein), this Note shall bear interest at the rate of twelve percent (12%) per annum (the "Default Rate"). Notwithstanding any other provision hereof, Lender does not intend to charge and Maker shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to Maker or credited to reduce principal hereunder.

     This Note is made pursuant to that certain Asset Purchase Agreement dated as of _________ (the "Purchase Agreement"), by and among the Maker, the Lender and certain other parties. Capitalized terms used but not otherwise defined in this Note shall have the same meaning as in the Asset Purchase Agreement.

     1. Payment.

         (a) Payment Schedule. The principal sum of this Note and interest due thereon shall be paid as follows:

               (i) Interest accrued on the principal balance outstanding shall be due and payable on the first Business Day (as defined herein) of each calendar quarter.

               (ii) The principal sum of this Note shall be paid in twenty (20) equal, quarterly installments, each in the sum of $_____________, which shall be due and payable on the first Business Day of each calendar quarter, commencing on [INSERT DATE WHICH IS THE FIRST BUSINESS DAY OF THE FIRST FULL CALENDAR QUARTER FOLLOWING THE DATE OF THIS NOTE] and ending on [INSERT DATE WHICH IS THE FIRST BUSINESS DAY OF THE 20TH FULL CALENDAR QUARTER AFTER THE DATE OF THIS NOTE].

               (iii) In all events, and under all circumstances, all unpaid principal and accrued interest shall be due and payable on[INSERT DATE WHICH IS THE FIRST BUSINESS DAY OF THE 20TH FULL CALENDAR QUARTER AFTER THE DATE OF THIS NOTE] (the "Maturity Date").

         (b) Manner of Payments. Principal and all accrued interest shall be payable in lawful money of the United States of America, by wire transfer to a bank account designated by Lender, or in such other manner as Lender may designate from time to time in writing. Lender will have the express right to require, by prior notice to Maker, that payments hereunder be made in designated percentages to no more than two separate assignees of Lender; provided, however, if Lender should assign its right to receive payments hereunder to two separate assignees, then such assignees will be deemed to have agreed that they will not file separate legal proceedings to seek remedies for any default by Maker hereunder but must instead act together in filing a single legal proceeding to jointly seek any available remedies.

         (c) Prepayment. The Maker may prepay this Note in whole or in part, without premium or penalty. All payments received shall first be applied to interest then due, and any balance thereafter remaining to reduction of principal.


     2. Payment Default. As used herein, "Payment Default" means a failure by Maker to make any payment due hereunder which continues uncured for ten (10) days after the receipt of written notice to Maker of such default. In the event of a Payment Default: (a) Lender may declare all amounts then remaining unpaid on this Note to be immediately due and payable; and (b) Maker shall pay all of Lender's reasonable costs and expenses of collection incurred as a result of the Payment Default, including, without limitation, reasonable attorneys' fees, court costs and disbursements.

     3. Waiver of Presentment. The Maker hereby waives presentment, demand, protest and all other notices.

     4. Subordination. Notwithstanding any other provision of this Note, the payment of the principal of and interest on this Note shall be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as hereinafter defined) at any time outstanding. The provisions concerning subordination contained herein shall constitute a continuing representation to all persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Indebtedness. Such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against the Maker or against Lender without the necessity of joining the Maker as a party.

         (a) Payment of Senior Indebtedness. All Senior Indebtedness shall be paid in full before any payment or distribution (whether in cash, securities or other property) is made on account of this Note in any insolvency or bankruptcy proceedings, receivership, liquidation, reorganization or other similar proceedings involving the Maker or its property, or in any proceedings for voluntary liquidation, dissolution or other winding up of the Maker or distribution or marshaling of its assets or any composition with creditors of the Maker, whether or not involving insolvency or bankruptcy. Any payment or distribution (except securities which are subordinated and junior in right of payment to the payment of all Senior Indebtedness then outstanding in terms of substantially the same tenor as set forth herein) which would, but for the foregoing sentence, be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness in the proportions in which they hold the Senior Indebtedness, until all Senior Indebtedness has been paid in full. Lender designates the holder or holders of Senior Indebtedness as its agents and attorney-in-fact to (i) demand, sue for, collect and receive the Senior Indebtedness holder's share of payments and distributions referred to above, and (ii) to file any necessary proof of claim therefor and to take all such other action (including the right to vote such Senior Indebtedness holder's share of this Note), in the name of Lender or otherwise, as the Senior Indebtedness holders may determine to be necessary or appropriate for the enforcement of this Section. Lender agrees to execute, at the request of the Maker, a separate agreement with any holder of Senior Indebtedness on the terms set forth herein, and to take all such other action as the holder of Senior Indebtedness may request in order to enable such holder to enforce this Section.

         (b) No Payment on Note Under Certain Conditions. If any default occurs in the payment of the principal of or interest on any Senior Indebtedness (whether as a result of acceleration thereof by the holders of such Senior Indebtedness or otherwise) and during the continuance of such default for a period up to ninety (90) days and thereafter if judicial proceedings shall have been instituted with respect to such defaulted payment, or (if a shorter period) until such payment has been made or such default has been cured or waived in writing by such holder of Senior Indebtedness, then and during the continuance of such event no payment of principal or interest on this Note shall be made by the Maker or accepted by Lender.

         (c) Payments Held in Trust. In case any payment or distribution shall be paid or delivered to Lender before all Senior Indebtedness shall have been paid in full, in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Senior Indebtedness (or their duly authorized representatives), until all Senior Indebtedness shall have been paid in full.

         (d) Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, Lender shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of subparagraphs (a) and (c) above) to receive payments or distributions of assets of the Maker applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and Lender, be deemed to be a payment by the Maker to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Lender would be entitled except for the provisions set forth herein shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and Lender, be deemed to be a payment by the Maker to or on account of the Senior Indebtedness.

         (e) Scope of Section. The provisions set forth herein are intended solely for the purpose of defining the relative rights of Lender, on the one hand, and the holders of the Senior Indebtedness, on the other hand. Nothing contained herein or elsewhere in this Note is intended to or shall impair, as between the Maker, its creditors other than the holders of Senior Indebtedness, and Lender, the obligation of the Maker, which is unconditional and absolute, to pay to Lender the principal of and interest on the Note as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of Lender and creditors of the Maker other than the holders of the Senior Indebtedness, or to benefit any other creditors of the Maker other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent Lender from accepting any payment with respect to this Note or exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Note of the holders of Senior Indebtedness in respect of cash, property or securities of the Maker received by Lender.

         (f) Survival of Rights. The right of any present or future holder of Senior Indebtedness to enforce subordination of this Note pursuant to the provisions of this Note shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Maker or any such holder of Senior Indebtedness, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Indebtedness or by noncompliance by the Maker with the terms of such subordination regardless of any knowledge thereof the holder may have or otherwise be charged with.

         (g) Amendment or Waiver. The provisions of this paragraph may not be amended or waived in any manner which is detrimental to any Senior Indebtedness without the consent of the holders of a majority of the then existing Senior Indebtedness.

         (h) Senior Indebtedness Defined. For purposes hereof, "Senior Indebtedness" shall mean any and all loans, advances and extensions of credit by any institutional lender to the Maker and its affiliates, and all other indebtedness, liabilities and obligations, direct or contingent, of the Maker and its affiliates to such institutional lender, outstanding from time to time, together with interest thereon and all fees, expenses and other amounts owing to such institutional lender, including reasonable attorneys' fees and disbursements and all other costs incurred to enforce such institutional lender's loan documents. For purposes hereof, any institutional lender shall also include its successor and assigns.

     5. Certain Defined Terms. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close under the laws of the State of New York.

     6. Notices. Except as otherwise expressly provided herein, all notices, requests, consents and other communications hereunder shall be in writing and shall be deemed delivered (i) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, in each case to the intended recipient at their principal business addresses or at such other address as the addressee shall have specified by written notice given to the remaining parties. Except as otherwise expressly provided herein, any party may give any notice, request, consent or other communication hereunder using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Notices hereunder shall be addressed to a party which is a party to the Asset Purchase Agreement at the address of such party as provided in the Asset Purchase Agreement or at such other address as any such party shall have given notice to the other as provided therein or herein. Notices to any other party shall be addressed to such party at such address as such party shall have given notice as provided herein.

     7. Governing Law. This Note shall be governed by and construed and enforced in accordance with the law of the State of New York.

    Executed as an instrument under seal as of the date first written above.



                                    [Maker]


                                      By:__________________
                                         Name:
                                         Title:


Attest:

_______________________
Clerk

EXHIBIT C TO
ASSET PURCHASE AGREEMENT


                                    GUARANTY

     FOR VALUE RECEIVED, the undersigned ("Guarantor") hereby unconditionally guarantees to T.S.T.S., Inc., a Texas corporation ("Payee"), and Payee's successors and assigns, that the unpaid principal of and interest (if any) on the Subordinated Promissory Note dated [DATE], payable to the Payee in the original principal amount of $__________ (the "Note"), will be promptly paid when due in accordance with the terms thereof and agrees that the time for payment of the Note may be extended or waived or the Note may be renewed, all without affecting the liability of Guarantor and without notice to Guarantor.

     The liability of Guarantor hereunder shall be reinstated or revived, and the rights of the Payee shall continue, with respect to any amount (or portion thereof) at any time paid on the Note which shall thereafter be required to be restored or returned by the Payee upon the bankruptcy, insolvency or reorganization of the Maker of the Note or for any other reason, all as though such amount (or portion thereof) had not been paid.

     Guarantor waives presentment, protest, all notices (whether of non-payment, dishonor, protest or otherwise) with respect to the Note, acceptance of this Guaranty and all demands whatsoever.

     This Guaranty shall be construed in accordance with and governed by the laws of the State of New York.


                                     [NAME OF PARENT/AFFILIATE]



                                     By:_______________________________
                                     Title:

EXHIBIT D TO
ASSET PURCHASE AGREEMENT

                                  BILL OF SALE

     T.S.T.S., Inc., a Texas corporation ("Seller"), in consideration of $1.00 and other valuable consideration paid to it by Princeton Review Operations, L.L.C., a Delaware limited liability company ("Buyer"), the receipt and adequacy of which are hereby acknowledged, hereby grants, sells, transfers, and delivers to Buyer title to all of the Assets (as that term is defined in that certain Asset Purchase Agreement dated ___________ by and between Seller, Robert O. Case, Kevin D. Campbell, Buyer, and Princeton Review Management, L.L.C., a Delaware limited liability company) pertaining to the THE PRINCETON REVIEW(R) businesses operated by Seller.

     Buyer shall have all right and title to the Assets in itself and in its designees, successors, and assigns.

     Seller is the lawful owner of the Assets, and the Assets are free of all encumbrances. Seller has good right to sell the Assets and will warrant and defend that right against all claims and demands on all persons.

     IN WITNESS WHEREOF, Seller has executed this Bill of Sale, intending to be legally bound, effective as of_____________,_______.



                                T.S.T.S., INC.



                                By:____________________________________________
                                      President

EXHIBIT E TO
ASSET PURCHASE AGREEMENT

                              SELLERS' CERTIFICATE

     THE UNDERSIGNED, the President of T.S.T.S., Inc. (the "Seller"), in accordance with Section 7.7 of that certain Asset Purchase Agreement dated___________ by and between Seller, Robert O. Case, Kevin D. Campbell, Princeton Review Operations, L.L.C., a Delaware limited liability company, and Princeton Review Management, L.L.C., a Delaware limited liability company (the "Purchase Agreement"), hereby certifies and warrants that:

     1. All representations and warranties of Seller and the Stockholders contained in the Purchase Agreement are true as of the date of execution of this Certificate.

     2. Seller has performed all agreements on its part required under the Purchase Agreement to be performed on or before the Closing Date (as defined in the Purchase Agreement).

     3. Seller is not in default under any of the provisions of the Purchase Agreement.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate under seal this ___ day of__________,_______.


                                T.S.T.S., INC.



                                By:_____________________________________ (Seal)
                                      President

EXHIBIT F TO
PURCHASE AGREEMENT


                      ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is entered into effective as of________________ by and between T.S.T.S., Inc. ("Assignor"), and Princeton Review Operations, L.L.C. ("Assignee").

                                    RECITAL

     This Agreement is entered into pursuant to the terms of that certain Asset Purchase Agreement dated______________ by and among the Assignor, Assignee, Robert O. Case, Kevin D. Campbell, and Princeton Review Management, L.L.C. (the "Purchase Agreement"). For purposes of this Agreement, the term "Assumed Obligations" shall mean the obligations referred to in Section 7.9 of the Purchase Agreement.

     1. Assignment. For good and valuable consideration received by the Assignor, the receipt and sufficiency of which are hereby acknowledged, the Assignor hereby grant, transfer, and assigns to Assignee all of the Assignor's right, title and interest in and to each of the Assumed Obligations.

     2. Assumption. Assignee hereby assumes, and agrees to be bound by, all of the covenants, agreements, and obligations of the Assignor under the Assumed Obligations which arise or are incurred, or are to be performed, on and after the date of this Agreement.

     3. Binding Effect. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns.

     4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Assignor and Assignee have executed this Agreement, intending to be bound legally.


T.S.T.S., INC.


By:
   -------------------------------
      President


PRINCETON REVIEW OPERATIONS, L.L.C.


By:
   -------------------------------
Mark Chernis
Chief Operating Officer

EXHIBIT G TO
PURCHASE AGREEMENT

                                 MUTUAL RELEASE

     THIS MUTUAL RELEASE is entered into effective as of______________,____ by and among T.S.T.S., Inc. ("Seller"), and Robert O. Case and Kevin D. Campbell (together, the "Stockholders"), on the one hand; and Princeton Review Management, L.L.C. ("Franchisor"), Princeton Review Operations, L.L.C. ("Buyer"), and Princeton Review Products, L.L.C. ("Products"), on the other hand.

     WHEREAS, Seller, Stockholders, Buyer, and Franchisor are parties to an Option Agreement dated October 18, 2000 (the "Option Agreement") and an Asset Purchase Agreement dated ___________ (the "Purchase Agreement") pursuant to which Buyer is acquiring substantially all of the assets of the THE PRINCETON REVIEW(R) businesses operated by Seller (the "Franchised Businesses");

     WHEREAS, pursuant to the Purchase Agreement, the parties are obligated to execute and deliver this Mutual Release as a condition of closing of the purchase and sale of the Franchised Businesses;

     NOW, THEREFORE, the parties agree as follows:

     1. Release by Seller and the Stockholders. Except as provided in Paragraph 3 below, Seller and the Stockholders, for themselves and their respective successors, assigns, heirs, personal representatives, and all other persons acting on their behalf or claiming under them, hereby release Franchisor, Buyer, Products, and their respective past, present, and future officers, directors, members, agents, employees, attorneys, insurers, successors, and assigns from any and all actions, causes of action, suits, claims, damages, expenses, judgments, or demands, which Seller or either Stockholder may have ever had, now has, or may ever have based on any transaction, event, or circumstance prior to the effective date of this Mutual Release.

     2. Release by Franchisor, Buyer, and Products. Except as provided in Paragraph 3 below, Franchisor, Buyer, and Products, for themselves and their respective successors and assigns and all other persons acting on their behalf or claiming under them, hereby release Seller and each Stockholder, their affiliates, and their respective past, present, and future officers, directors, shareholders, agents, employees, attorneys, insurers, successors, assigns, heirs and personal representatives from any and all actions, causes of action, suits, claims, damages, expenses, judgments or demands, which Franchisor, Buyer, or Products may have ever had, now has, or may ever have based on any transaction, event, or circumstance prior to the effective date of this Mutual Release.

     3. Exceptions.

         a. Paragraphs 1 and 2 do not release any person or entity from: (i) any of their representations or obligations under the Option Agreement, the Purchase Agreement, the Note, the Guaranty, or any other documents executed in connection with the Purchase Agreement, including but not limited to the parties' respective indemnification obligations under the Purchase Agreement and such of their obligations under the Franchise Agreements as are specified in the Purchase Agreement to survive the Closing; or (ii) any claim or liability arising from a breach of the representations and obligations referred to in clause (i).

         b. Paragraphs 1 and 2 do not release any person or entity from: (i) any obligation under the Conversion and Contribution Agreement dated April ____, 2000, the Stockholders Agreement dated _____________, or any other contractual arrangement or statutory provision relating to the ownership of shares of stock of The Princeton Review, Inc. (the "Stock"); or (ii) any claim that a person or entity may have by virtue of its status as a direct or indirect owner of Stock, provided that, Seller and each of the Stockholders covenants that he or it will not assert any claim alleging that an act or decision by Franchisor, Buyer, or Products (or by any person controlling Franchisor, Buyer, or Products) was adverse to his or its former interest in The Princeton Review Publishing Company, L.L.C. if such act or decision was made in the good faith judgment that the act or decision was in the best overall business interests of The Princeton Review(R) franchisees, separately or as a group.

         c. Paragraphs 1 and 2 do not release any person or entity from any claim or obligation relating to the Mexican Joint Venture (as defined in the Option Agreement).

     4. No prior assignment. Seller, the Stockholders, Franchisor, Buyer and Products each represent and warrant that they are the sole owners of all claims and rights released by each of them hereunder and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim, demand, suit, action, or cause of action released by each of them under Paragraphs 1 or 2 above.

     5. Complete defense. The parties to this Mutual Release acknowledge that this Mutual Release will be a complete defense to any claim released under Paragraphs 1 or 2 above; and hereby consent to the entry of a temporary or permanent injunction to prevent or end the assertion of any such claim.

     6. Successors and Assigns. This Mutual Release will inure to the benefit of and bind the successors and assigns of each party to this Mutual Release.

     7. Applicable law. This Mutual Release shall be governed by and construed under the laws of the State of New York, without giving effect to New York conflict of law principles.

     IN WITNESS WHEREOF, the parties have executed this Mutual Release by their duly authorized representatives.

                                T.S.T.S., INC.


                                By:
                                   --------------------------------------
                                      President


                                ROBERT O. CASE, Individually


                                -----------------------------------------

                                KEVIN D. CAMPBELL, Individually


                                -----------------------------------------

                    [SIGNATURES CONTINUED ON FOLLOWING PAGE.]

                                PRINCETON REVIEW MANAGEMENT, L.L.C.


                                By:
                                   ---------------------------------
                                Mark Chernis
                                Chief Operating Officer


                                PRINCETON REVIEW OPERATIONS, L.L.C.



                                By:
                                   ---------------------------------
                                Mark Chernis
                                Chief Operating Officer


                                PRINCETON REVIEW PRODUCTS, L.L.C.



                                By:
                                   ---------------------------------
                                Mark Chernis
                                Chief Operating Officer